DISTRIBUTION AGREEMENT

     DISTRIBUTION  AGREEMENT  dated as of  May  12,  1995  by  and between  General Mills, Inc. ("GMI"), a Delaware corporation,  and
Darden Restaurants, Inc. ("Darden"), a Florida corporation and, as of  the  date hereof, a wholly-owned subsidiary of GMI, and  GMRI,
Inc.  ("GMRI"), formerly known as General Mills Restaurants, Inc., a  Florida  corporation and, as of the date hereof, a wholly-owned subsidiary of GMI.
     WHEREAS,  GMI has engaged in the restaurant business  through
General  Mills  Restaurants,  Inc.  and  other  subsidiaries   and
affiliates of GMI; and
     WHEREAS,  GMI  has  decided  to  consolidate  its  Restaurant operations and assets into Darden and its wholly and part-owned subsidiaries and to distribute the Common Stock of Darden on a one-
for-one  basis  to  the holders of the Common Stock  of  GMI  (the
"Distribution") ; and
     WHEREAS, on or before May 28, 1995 (the "Distribution Date"),
GMI  will transfer to the Agent for the benefit of the holders  of record  of GMI Common Stock on a record date of May 15, 1995  (the
"Record  Date"),  without any consideration  being  paid  by  such holders, a common share certificate of Darden which represents the shares of Darden owned by GMI.
     NOW,  THEREFORE,  in  consideration of  the  mutual  promises contained  herein, the Parties hereto agree as follows:
     Section 1. The Distribution.  On or prior to the Distribution
Date, GMI will deliver to Norwest Bank Minnesota, N.A. as distribution agent (the "Agent") for the benefit of holders of record  of GMI Common Stock at the close of business on the Record
Date  a share certificate representing the shares of Darden Common
Stock  then  owned  by GMI together with an irrevocable  proxy  of voting  rights to the Agent.  Prior to the Distribution Date,  the parties  shall  take such action with respect to  Darden's  Common
Stock as is required to complete the Distribution on the basis  of one  share  of  Darden Common Stock for each share of  GMI  Common
Stock  outstanding  on the Record Date.  GMI  shall  instruct  the
Agent to distribute such Darden shares to holders of record of GMI
Common  Stock as of the Record Date.  All of the shares of  Darden so issued shall be fully paid and nonassessable.
    Immediately  prior  to the Distribution  Date,  Darden  shall adopt a Rights Agreement in substantially the form filed with  the
Securities  and Exchange Commission (the "SEC") as an  exhibit  to the  Form 10 of Darden, and the Board of Directors of Darden shall
authorize  a  distribution  of  one  Right  to  every   share   of
outstanding Common Stock, such distribution to occur prior to the Distribution. Darden shall take all action necessary so that, at the  Distribution Date, the Articles of Incorporation and  By-Laws
of  Darden  and all executive benefit plans shall be substantially in the forms filed with the SEC as exhibits to the Form 10.
     The Distribution shall be effective as of 11:59 p.m. on the Distribution Date.
     Section   2.   Books,  Records,  Services   and   Access   to
Information.
     (a) For a period of up to twenty-four months from and after the Distribution Date, each Party shall make available to the other during  normal business  hours  and  in  a  manner which will  not
unreasonably interfere   with  such  Party's  business, its  financial,
tax, accounting, legal, employee benefits and such other staff and services (collectively "Transitional Services") to the extent that the same  may  be  reasonably required  in  connection with  the preparation of  tax  returns, audits, claims, administration  of employee  benefit plans and otherwise to assist in  effecting  an orderly  transition following the Distribution.  Details regarding the  original  terms  by which Transitional Services shall be provided to Darden are found in Appendix A, attached hereto and made a part hereof. To the extent needed as to a particular service, the parties may agree to renew such service prior to the expiration of the twenty-four month period.
     (b) From   and after  the  Distribution Date, GMI shall  afford
Darden and its authorized accountants, counsel and other designated representatives reasonable access (including access to persons or firms possessing information) and, without cost to Darden, duplicating rights during normal business hours to, or,  at  GMI's option, copies of, all records, books, contracts, instruments, data and other information (collectively, "Information") within GMI's possession relating to Darden, insofar as such access or copies are required by Darden and Darden shall afford to GMI and its authorized accountants, counsel and other designated representatives reasonable access (including access to persons or firms possessing information) and to GMI without cost, duplicating rights during normal business hours to, or, at Darden's option, copies of,
    Information within Darden's possession relating to GMI insofar as such access or copies are required by GMI. Each of GMI and Darden shall provide  the  other  with  such  indices or descriptions of Information as it may maintain.  It is  understood that each Party will bear its own usual expenses in preparation of the Balance Sheet described in Section
11 hereof. Information may be required under this Section 2, without limitation, for audit, accounting, claims, litigation and tax purposes, as well  as  for purposes  of fulfilling disclosure and reporting obligations.  In lieu  of retaining any specific Information, either
Party may,  in writing, offer to deliver such Information to the other
Party; if such  offer  is not accepted within ninety (90) days, the offered Information shall be retained or destroyed in accordance with the Record  Retention Policy of GMI.  If such offer is  accepted,  the
Party accepting delivery shall pay the out-of-pocket costs of the delivery.  Each Party shall maintain the Information in accordance with the manner it treats similar material relating to its ongoing business.
     (c) At all times from  and  after the Distribution Date, each Party will use its commercially  reasonable best efforts to  make available  to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that the same may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved.
     (d) Except as provided in (b) above, a Party providing Information, Transitional Services or witnesses to the other hereunder shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements, salaries or wages, and such other costs and out-of pocket expenses, as may be incurred in providing such Information, Transitional  Services or witnesses.
Invoices shall be due and payable within thirty (30) days of receipt.
Interest shall accrue on any unpaid amount at the rate of eight percent
(8%) per annum.
     (e) GMI  shall arrange  for the transportation at its cost of existing corporate records in its possession relating to the restaurant operations included within the affiliated group of which Darden is the parent corporation, including original corporate minute books, stock ledgers and certificates, and corporate seals of each corporation included in the affiliated group  of  Darden  and  all  active agreements,  deeds to real property, active litigation files and filings with foreign governments, if any, to the address set forth in Section 17 hereof.
GMI shall provide Darden, to the extent GMI maintains  them,  with lists of trademarks,  patents  (design  and mechanical) and copyrights of Darden and its subsidiaries.
     (f) Each Party agrees to indemnify and hold the other Party harmless from and against any and all claims, damages, losses, liabilities and out-of-pocket fees and expenses, including reasonable legal fees ("Losses") incurred or suffered by the other with respect to the provision  of  Transitional Services hereunder except  for  claims relating  to  grossly  negligent acts  or  willful  misconduct  or actions contrary to written instructions of the other Party.
     Section 3. Indemnification.
     (a) Effective as from  the  Distribution Date, Darden agrees to indemnify and  hold harmless  GMI,  its  subsidiaries and each person,  if  any,  who controls  GMI  within the meaning of Section
15 of the  Securities Act  of  1933 or Section 20(a) of the
Securities Exchange  Act  of 1934  from  and  against any and all
losses, liabilities,  claims, damages,   costs   and  expenses
(including  without   limitation reasonable  attorneys'  fees and
any and all  expenses  reasonably incurred  in  investigating, preparing or  defending  against  any litigation, commenced or threatened, or any claim) arising out  of or  related  in  any manner to any item set forth on  Schedule  A.  Similarly, effective as from the Distribution Date, GMI agrees  to indemnify  and  hold harmless Darden, its subsidiaries  and  each person,  if any, who controls Darden within the meaning of Section 15  of  the  Securities
Act  of 1933  or  Section  20(a)  of  the Securities  Exchange  Act
of 1934 from and  against  any  and  all losses,   liabilities,
claims,  damages,   costs   and   expenses (including without
limitation reasonable attorneys' fees  and  any and  all  expenses reasonably incurred in investigating, preparing or  defending against any litigation, commenced or threatened,  or any  claim)
arising out of or related in any manner to  any  items set forth on
Schedule B.
     (b) If any action is  brought  or  any claim is made against a Party or controlling person in respect of which indemnity may be sought ("Indemnitee"), the Indemnitee shall, with reasonable promptness after the receipt of information indicating that an action or claim is likely, notify the Party from whom indemnification is sought (the
"Indemnitor") in writing of the institution of the action  or  the making  of the claim and the Indemnitor shall have the right,  and at  the  request of the Indemnitee, shall have the obligation,  to
assume  the  defense  of  the  action  or  claim,  including   the
employment  of counsel.  If the Indemnitor assumes the defense  of the  action or claim, the Indemnitor shall be entitled  to  settle the  action or claim on behalf of the Indemnitee without the prior written consent of the Indemnitee unless such settlement would, in addition  to  the payment of money, materially affect the  ongoing business of the Indemnitee such as, by way of illustration only, a consent judgment or injunction, in which event the Indemnitee  may not  unreasonably withhold its consent.  The Indemnitee shall have the right to employ its own counsel, but the fees and expenses  of that counsel shall be at the expense of the Indemnitee unless  (i)
the  employment  of  that counsel shall have  been  authorized  in writing  by the Indemnitor in connection with the defense  of  the action  or  claim;  (ii) the Indemnitor shall  not  have  employed counsel to have charge of the defense of such action or claim,  or
(iii)  such Indemnitee shall have reasonably concluded that  there may  be  defenses  available to it which  are  different  from  or additional to those available to the Indemnitor (in which case the
Indemnitor  shall  not  have the right  to  direct  any  different defense of the action or claim on behalf of the Indemnitee) in any of  which  events  such fees and expenses shall be  borne  by  the
Indemnitor.  The Indemnitee shall, in any event, have the right to employ advisory counsel and other advisors at its own expense, and shall be kept fully informed of the defense of any such action  or claim.  Except as expressly provided above, in the event that  the
Indemnitor  shall not previously have assumed the  defense  of  an action  or  claim, at such time as the Indemnitor does assume  the
defense  of  the  action  or  claim,  the  Indemnitor  shall   not
thereafter be liable to any Indemnitee for legal or other expenses subsequently incurred by Indemnitee in investigating, preparing or defending against such action or claim.  Anything in this  Section
3(b)  to  the  contrary notwithstanding, no  Indemnitor  shall  be liable  for any settlement or any claim or action effected without its  written consent; provided, however, that if after due  notice the Indemnitor refuses to defend a claim or action, the Indemnitee shall have the right to defend and/or settle such action, and  the
Indemnitee shall not be precluded from making a claim against  the
Indemnitor for such expenses and liabilities resulting  from  such defense and/or settlement in accordance with this Section 3.
    (c) Notwithstanding the foregoing provisions of this Section 3, there may  be particular actions or claims which reasonably could result in  both  Parties  being liable to the other under indemnification provisions of this Agreement.  In any of such events, the  Parties shall endeavor, acting reasonably and in good faith, to agree upon a  manner  of  conducting the defense of and any settling  of  the action  or claim with a view to minimizing the legal expenses  and associated costs that might otherwise be incurred by the  Parties, such  as,  by way of illustration only, agreeing to use  the  same legal counsel.
     (d) The indemnification provided for in this Section 3 shall be  subject, in  addition  to  the other provisions of this Agreement, to  the following provisions:
         (i)   Any  amount payable from GMI to Darden,  and  vice
     versa, shall be offset against each other.
         (ii)  The  indemnification provisions shall survive  the
     Distribution Date.
         (iii)      The  indemnification  provisions  shall  not,
     except  to  the  extent expressly stated  otherwise  in  this
     Section,  inure to the benefit of any third party or parties.
     By  way  of illustration only, an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the  indemnification provisions hereof, have any  subrogation rights  with  respect thereto, it being expressly  understood and agreed that no insurer or any other third party shall  be entitled to a "windfall" (i.e., a benefit they would  not  be entitled  to  receive  in the absence of the  indemnification provisions) by virtue of the indemnification provisions.
     Section 4.  Tax Agreement.  GMI and Darden have entered  into a  Tax Agreement (attached as Attachment I hereto) regarding their
respective   rights   and obligations with  respect  to  taxes  of
Darden   and   its  subsidiaries  for  all  periods  through   the
Distribution Date and certain other tax-related matters.   In  the
event of a conflict between the terms of the Tax Agreement and the terms  of  this  Agreement, the terms of the Tax  Agreement  shall govern, except as to the provisions of Section 1 hereof.
     Section  5.  Transfer of Corporations and Assets.   Prior  to
the Distribution Date, GMI and Darden shall use reasonable efforts
to   cause   the   operations  and  assets   (with   corresponding
liabilities) of the Restaurant business of GMI and its affiliates, including  General Mills Canada, Inc., to be included as  part  of
Darden  or  its  subsidiaries, other than  Red  Lobster  Japan  or
entities   affiliated  therewith;  provided  that  the   franchise
agreement between GMRI and Red Lobster Japan Partners shall remain an  asset of GMRI.  Both Parties agree to take such action as  may be necessary, subsequent to the Distribution Date, to cause all Restaurant-related assets and related liabilities, except as
provided  above,  to  be  properly  conveyed  to  Darden  or   the
appropriate affiliate of Darden.
     In  the  event  that the transfer of all  such  assets  (and related liabilities) is not accomplished by the Distribution Date, the  parties  agree as between GMI and Darden, that  Darden  shall have  de  facto  control and equitable ownership of the  entities, operations  and  assets  intended to  be  transferred  to  Darden, provided,  however,  that  if  any uncompleted  steps  financially affect  either  GMI  or  Darden, the parties  agree  to  equitably resolve any such financial impact.
     Except  as expressly provided herein, Darden agrees to assume and pay all contracts, obligations and liabilities associated with the  Restaurant  operations and Restaurant  entities  included  in
Darden and its subsidiaries (the "Darden Group"), whether accrued, absolute,  contingent or otherwise, and whether due or  to  become due,  including, without limitation, all obligations of GMI acting as a guarantor of the obligations of the Darden Group, or employee benefit  plans sponsored by  Darden or its subsidiaries,  and  all
obligations  under  leases  and  other  executory  contracts   and
liabilities whether arising as a result of the transactions contemplated hereby, existing on the date hereof or based on facts or actions arising on or prior to the date hereof and the Distribution Date, whether or not such obligations shall have been disclosed  herein, and whether or not reflected  on  the  Combined
Balance  Sheet  of Darden as of May 29, 1994 or the Balance  Sheet
prepared pursuant to Section 11 hereof.  This Section 5 shall  not inure to the benefit of any third party or parties.
     Section 6.  Letters of Credit and Guaranties.
     (a) Darden shall use its commercially reasonable best efforts to cause the beneficiaries of GMI's letters of credit or other guaranties related to the Restaurant operations or activities identified in
Schedule C (other than lease guaranties) which have not expired on or  prior  to  the  Distribution  Date,  to  accept,  as  soon  as practicable  after  the Distribution Date, substitute  letters  of credit  or  guaranties issued for the account  of  Darden  and  to release GMI's letters of credit or guaranties. If prior to such substitution and after the Distribution Date hereof or in the event no substitution of guarantors can be accomplished after the Distribution Date, a draw is made on any or all of General Mills'
letters  of  credit  or  guaranties,  Darden  shall  upon  demand, promptly  (within 10 days) reimburse GMI for the  amount  actually paid by GMI.
     (b) Schedule C indicates those leases for real property of Darden which have been guaranteed  by GMI (the "Leases").  Darden agrees that after the Distribution Date neither it nor its affiliates shall modify, amend or extend any of the Leases so as to increase the obligations  or  liabilities of GMI pursuant to  those  guaranties without  first obtaining the prior written approval of GMI,  which approval  is  subject to the provisions of this  sub-section  (b).
Darden further agrees that after the Distribution Date neither  it nor its affiliates shall default under or breach any of the Leases so  as  to  cause  or give rise to any claims, actions,  suits  or proceedings against GMI arising out of such guaranties and  hereby indemnifies  and  holds GMI harmless from  and  against  all  such
liabilities,  costs  and  expenses,  including  attorney's   fees,
associated therewith in accordance with Section 3 hereof.   Darden
shall  immediately  notify GMI, in writing, of any  allegation  or claims  asserted in writing by any party which might give rise  to any liability or obligation of GMI under such guaranties.
          (i) Darden agrees that with respect to those Leases set  forth on Schedule C whose current term does not expire until on
        or after June 1, 2000, Darden shall, in the twelve  month
        period  following the Distribution Date, use  commercially reasonable  best  efforts to cause a  termination  of  the
        related GMI  guaranties.   To  the  extent   Darden   is
        unsuccessful,  as of June 1, 1996, Darden shall  cause  to be  issued to GMI a Qualified Letter of Credit (as defined below)  with  a maximum drawing amount equal to  the  full amount  of  all  remaining obligations under  such  Leases where  the GMI guaranty remains, and assuming exercise  of all  renewal rights thereunder.  Prior to the  renewal  of any  other Lease set forth on Schedule C, Darden shall use
        commercially   reasonable  best   efforts   to   cause   a
        termination  of  the  GMI  guaranty  as  of  the  date  of
        renewal.   In  the  event any such  individual  GMI  lease
        guaranty  is  not cancelled, Darden agrees to  notify  GMI within  30  days  of the renewal of each  such  lease  and cause  to  be  issued to GMI within 30 days  thereafter  a
        Qualified  Letter  of Credit (as defined below)  providing credit support for all of its remaining obligations  under such  Lease,  assuming  exercise  of  all  renewal  rights thereunder.
           (ii) The term "Qualified Letter of Credit" means an irrevocable, transferable letter of credit issued to GMI by a bank that  is  a  AA  Credit (as defined below),  having  terms
        substantially   identical  to  the  terms   described   in
        Schedule  D  hereto,  with a term extending  to  the  last possible expiration date of the relevant Lease and with  a maximum  drawing amount that shall equal the  full  amount of  all  remaining obligations under such Lease,  assuming exercise  of all renewal rights thereunder.  In the  event of  any  change  in  the law affecting letters  of  credit generally  that affect the language in a Qualified  Letter of Credit, Darden shall, at the request of GMI, provide  a
        new   Qualified  Letter  of  Credit  containing  modifying
        language as approved by GMI, which approval shall  not  be
        unreasonably  withheld.   The language  contained  in  the
        letter  of credit described in Schedule D hereto shall  be deemed to be approved by GMI.
           (iii) The term "AA Credit" means a corporation or banking association whose long-term debt obligations are rated AA- or
        Aa3 or better by Standard & Poor's or by Moody's, respectively,  or
        their   successors  in  interest  that   are   "nationally
        recognized statistical rating organizations".
        (c) Within   30 days  after  a  Change  of Control of Darden (as
defined below), Darden agrees to cause to be issued to GMI a Qualified Letter of Credit with a term extending to the last expiration date of the Lease with the longest remaining term (assuming exercise of all renewal terms thereof) and with a maximum drawing amount equal  to the  aggregate  amount  of  all obligations  remaining  under  the unexpired Leases (assuming exercise of all renewal terms thereof).
    A "Change of Control" means
           (i) if  any  person (including a group as defined  in  Section
        13(d)(3)   of   the   1934  Act)  becomes,   directly   or
        indirectly,  the beneficial owner of 15% or  more  of  the shares  of  Darden entitled to vote for  the  election  of directors;
           (ii) as  a result of  or  in connection with any cash tender offer, exchange offer,  merger  or  other business  combination,
        sale of assets or contested election, or combination of the foregoing, the persons who were directors of Darden just prior  to  such  event cease to constitute a  majority  of
        Darden's Board of Directors; or
           (iii) the stockholders of Darden approve an agreement providing for a transaction in which Darden will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the  assets  of
        Darden occurs.
    Section 7.  Qualified Retirement Plans.
        (a) Darden Qualified Plans.  On or prior to the Distribution Date,
GMI shall adopt the appropriate amendments to the Pension Plan for Salaried Employees of General Mills Restaurants, Inc. (the "Salaried Plan")
and the Pension Plan for Hourly Employees of General Mills Restaurants, Inc. (the "Hourly Plan") to (i) effect a merger of the  Hourly  Plan into the Salaried Plan as of May 31, 1995,  (ii)
adopt  the provisions relating to calculation of lump sum benefits contained in the Retirement Protection Act of 1994, (iii)  provide for  the  continuation of such plan by Darden (or  its  designated
Affiliate)  as contemplated herein and (iv) as necessary,  provide for the segregation and transfer of assets as contemplated herein.
     On  or  prior to the Distribution Date, GMI shall adopt  the appropriate  amendments to the Profit Sharing &  Savings  Plan  of
General  Mills Restaurants, Inc. (the "PSSP") to (i)  provide  for the  continuation  of  the  PSSP  by  Darden  (or  its  designated
Affiliate),  (ii)  eliminate the GMI  Company  Stock  Fund  as  an investment fund alternative on a prospective basis, (iii)  provide for  a Darden Company Stock Fund as an investment fund alternative on  a  prospective basis; and (iv) as necessary, provide  for  the segregation and transfer of assets as contemplated herein.
    Darden  (or  its  designated Affiliate)  shall  adopt  trust entities  with respect to the Salaried Plan, the Hourly  Plan  and the PSSP (the "Darden Trust Entities").  Darden (or its designated
Affiliate) shall use its best efforts to take all necessary action to  maintain the qualified status of the Salaried Plan, the Hourly
Plan  and  the PSSP (the "Qualified Retirement Plans")  under  the applicable  provisions of the Internal Revenue Code  of  1986,  as amended (the "Code").
     On  or  before  the Distribution Date, GMI shall  cause  the trustee  of  the GMI Master Trust to transfer to the Darden  Trust
Entities,  assets equal to the fair market value of the assets  of the Qualified Retirement Plans.
     (b) Transferred GMI  Employees.   With respect to Transferred GMI
Employees, the following shall apply:
         (i)   With  respect to participation by Transferred  GMI
     Employees  with accrued benefits under the Retirement  Income
     Plan  of  General  Mills,  Inc. (the  "RIP"),  no  additional benefit service shall be credited under the terms of the  RIP after the later of (i) the Distribution Date or (ii) the date of transfer to Darden.  GMI shall cause the RIP to be amended
     to   continue  to  credit  Transferred  GMI  Employees   with
     eligibility service from the Distribution Date (or  the  date of  transfer  to  Darden) until the date  a  Transferred  GMI
     Employee is separated from service with Darden (or its Affiliates). Such eligibility service shall be credited only for  purposes  of vesting or satisfaction of any  age  and/or service  requirement for treatment as a  vested  deferred  or
     retired  participant under the terms of the RIP.   GMI  shall
     also   cause  the  RIP  to  be  amended  on  or  before   the
     Distribution Date to provide that the Distribution  shall  be treated  as  a  termination  of employment  for  purposes  of permitting distributions from the RIP on and after the Distribution Date with respect to Transferred GMI Employees.
         (ii)  With  respect to participation by Transferred  GMI
     Employees   with   account  balances  under   the   Voluntary
     Investment Plan of General Mills, Inc. (the "VIP"), GMI shall cause  the  VIP  to be amended on or before the  Distribution
     Date  to  credit  Transferred GMI Employees with  eligibility service  from the Distribution Date (or the date of  transfer to  Darden)  until  the date a Transferred  GMI  Employee  is separated from service with Darden (or its Affiliates).  Such eligibility  service shall be credited only for  purposes  of vesting or satisfaction of any age and/or service requirement for  treatment  as  a vested deferred or retired  participant under the terms of the VIP.  GMI shall also cause the VIP  to be  amended to provide that the Distribution shall be treated as a termination of employment for purposes of permitting distributions from the VIP on and after the Distribution Date with respect to Transferred GMI Employees.
     (c) Transferred Darden  Employees.  With respect to Transferred
Darden  Employees, the following shall apply:
         (i)  With respect to participation by Transferred Darden
     Employees  in  the  Salaried Plan and  the  Hourly  Plan,  no
     additional benefit service shall be credited on or after  the
     Distribution  Date.   Except  as permitted  by  the  Internal
     Revenue  Service pursuant to a Private Letter Ruling Request,
     Transferred   Darden  Employees  shall  not   be   considered
     terminated from service for purposes of such plans,  however, until the date of termination of employment from GMI (and its
     Affiliates)   and  such  plans  shall  continue   to   credit
     eligibility service only for purposes of satisfaction of  any age  and/or  service requirement for treatment  as  a  vested deferred or retired participant under the terms of the plans.
         (ii) With respect to participation by Transferred Darden
     Employees  in  the  PSSP, additional eligibility  or  vesting service  shall be credited on or after the Distribution  Date only  for  purposes  of vesting or satisfaction  of  any  age and/or service requirement for treatment as a vested deferred
     or  retired participant under the terms of the PSSP.   Except
     as  permitted by the Internal Revenue Service pursuant  to  a
     Private  Letter Ruling Request, Transferred Darden  Employees
     shall  not  be considered terminated from service  under  the
     PSSP,  however, until the date of termination from  GMI  (and its Affiliates).
For purposes of this Section:
     "Affiliate" means any entity which, directly or  indirectly, controls, is controlled by, or is under common control with,  such entity.
     "Transferred GMI Employees" means all employees of Darden on the  Distribution Date who had formerly been employed directly  by
GMI, and those employees of GMI who transfer to Darden within  one year immediately following the Distribution Date.
     "Transferred Darden Employees" means all employees of GMI on the  Distribution Date who had formerly been employed directly  by
Darden  and  those who transfer to GMI within one year immediately following the Distribution Date.
     (d) Deferred Compensation. Any liability of GMI (and any related accrual) for any amounts deferred, pursuant to a cash deferral election
or individual  agreement  by  any  active  employees  of  Darden   or
Transferred  GMI  Employees  on the Distribution  Date  under  any deferred compensation plan, including the Executive Incentive Plan and  the  Compensation Plus Plan, except for amounts due or  owing under  a  stock matching or other stock payment provision of  such plans shall be assumed by Darden as of the Distribution Date.  GMI
shall  provide  Darden  with  a  list  of  such  employees.    All
liabilities of GMI (and any related accrual) related to deferred compensation for GMI leave of absence, retired or terminated
employees  as  of  the  Distribution  Date,  together   with   all
liabilities  of GMI for all active, leave of absence, retired  and terminated  employees  under any stock  matching  or  other  stock payment  provision of any deferred compensation  or  stock  option plan of GMI shall be retained and be paid by GMI.
     (e) Health  and Welfare  Plans.  Darden  shall  be responsible for  all  medical, dental,  disability  and  life insurance liabilities for  active, retired  or  terminated employees of Darden  on  the
Distribution Date.  Any active employee of Darden on the Distribution
Date who, as  of  the  Distribution Date, has an accrued benefit  under the Retirement Income Plan of General Mills, Inc. and is at least  age
55  with  5 or more years of service shall continue to be eligible for retiree medical benefits under GMI's retiree medical plan, and may  enroll  in such coverage upon termination from Darden,  under the  same  terms  and  conditions as any other  GMI  employee  who retires at the same time, with similar age and service.  Years  of service, for purposes of GMI's retiree medical plan, shall include service  to the date of separation of service from Darden and  its
Affiliates.  Any other Transferred GMI Employees with  an  accrued benefit  under the Retirement Income Plan of General  Mills,  Inc.
shall  continue to earn eligibility service until separation  from service  with Darden and its Affiliates for purposes of satisfying any  age  and service requirements with respect to coverage  under
GMI's  retiree  medical  plans,  and,  if  at  the  time  of  such separation from Darden and its Affiliates, meets the then current requirements for eligibility in GMI's retiree medical plans, such individual may enroll in such coverage, under the same  terms  and conditions as any other GMI employee who retires at the same time, with similar age and service.
     (f) Supplemental Benefits. Any liability of GMI (and related accruals) for supplemental pension or supplemental savings plan benefits related to individuals who are employed by Darden on the Distribution Date, other than Transferred GMI Employees, shall be assumed by
Darden  as of the Distribution Date.  Liabilities associated  with
Transferred GMI Employees who are not at least age 55 with 5 years of service on the date of transfer to Darden shall also be assumed by  Darden  as  of the Distribution Date.  Liabilities  associated with  Transferred GMI Employees who are at least age  55  with  at least  5 years of service on the date of transfer to Darden  shall be  retained by GMI, and paid according to the provisions  of  the plans, as if retirement from GMI occurred on the date of transfer.
     (g) Stock Options, Restricted Stock and Performance Units.
         (i) Stock  Options.   Except as described  below,  active
     employees  of  Darden who are holders of  GMI  stock  options shall  retain  an Adjusted GMI Stock Option  subject  to  the following adjustments to the exercise price and the number of shares  subject to the option and, in addition, shall receive an option under the Conversion Plan to purchase Darden Common
     Stock  (the  Adjusted GMI Stock Option and the  Darden  stock option are together referred to as an "Actives Split Grant").
     The aggregate gain of both options in the Actives Split Grant will  not exceed the aggregate gain that existed in  the  GMI stock option prior to the Distribution and such gain will  be allocated  between  the Adjusted GMI  Stock  Option  and  the
     Darden stock option on a 2-to-1 basis.  The exercise price of
     the  Adjusted  GMI  Stock  Option  shall  be  determined   by
     multiplying  the  GMI  option exercise  price  prior  to  the
     Distribution by the GMI Stock Conversion Ratio.   The  number
     of  shares  subject  to the Adjusted GMI Stock  Option  shall equal the number of shares subject to the GMI option prior to the  Distribution multiplied by .67 divided by the GMI  Stock
     Conversion  Ratio.  The exercise price of  the  Darden  stock option  shall  be determined by multiplying  the  GMI  option exercise price prior to the Distribution by the Darden  Stock
     Conversion  Ratio.   The number of shares  of  Darden  Common
     Stock  subject  to the Darden stock option  shall  equal  the number of shares subject to the GMI option prior to the Distribution multiplied by .33 divided by the Darden Stock
     Conversion Ratio.
        Employees and retirees of Darden who received a GMI  stock option  in connection with grants made on June 1, 1994  under the GMI 1990 SRO Plan and employees of Darden who received  a
     GMI  stock option on September 20, 1993 or September 19, 1994 under  the  GMI  1993 Plan shall have such GMI  stock  option
     entirely  converted  into Darden stock  options.   For  these
     converted  options, the exercise price of  the  Darden  stock option  shall  equal the exercise price of the General  Mills option  prior to the Distribution, multiplied by  the  Darden
     Stock  Conversion Ratio and the number of shares  subject  to the  Darden  stock  option shall equal the number  of  shares subject  to the GMI option prior to the Distribution  divided by the Darden Stock Conversion Ratio.
        Holders of GMI stock options who have retired from  Darden on  or  prior  to the Distribution Date, except as  to  stock options granted on June 1, 1994 under the GMI 1990 SRO  Plan, shall be entitled to make an election either (1) to retain an
     Adjusted  GMI Stock Option and receive a Darden stock  option where the aggregate gain on the existing GMI stock option  is split  between  the  GMI stock option and  the  Darden  stock option  in  proportion to the market value  of  the  separate stocks  (a  "Retiree Split Option"), or (2)  to  forfeit  the outstanding  GMI  stock  option  and  receive  an  option  to purchase Darden Common Stock.  If the Retiree Split Option is
     elected, the exercise price of the Adjusted GMI Stock  Option shall  be  determined  by multiplying the  GMI  stock  option exercise  price prior to the Distribution by  the  GMI  Stock
     Conversion  Ratio.   The  number of  shares  subject  to  the
     Adjusted GMI Stock Option shall equal the number of shares of
     GMI   common  stock  subject  to  the  option  prior  to  the
     Distribution multiplied by the factor where the numerator  is the  Per  Share Pre-Split GMI Stock Price and the denominator is  the  sum of (1) the Per Share Post-Split GMI Stock  Price
     and (2) the Per Share Darden Stock Price.  The exercise price of the Darden stock option shall be determined by multiplying
     the   General  Mills  option  exercise  price  prior  to  the
     Distribution  by  the  Darden Stock  Conversion  Ratio.   The
     number of shares of Darden Common Stock subject to the Darden stock option shall equal the number of GMI shares subject  to the  Adjusted GMI Stock Option.  If the Retiree Split  Option
     is not elected, the exercise price of the Darden stock option shall equal the GMI stock option exercise price prior to the Distribution multiplied by the Darden Stock Conversion Ratio and  the number of shares subject to the Darden stock  option shall  equal the number of shares subject to the  GMI  option prior  to  the  Distribution  divided  by  the  Darden  Stock
     Conversion Ratio.
        (ii) Performance  Unit  Accounts,  Restricted   Stock  and
     Restricted Stock Units.  Performance unit accounts  that  are currently associated with certain grants of GMI stock options will  be  allocated between General Mills and Darden  on  the same  basis that the corresponding stock option is  split  or converted.  All unvested GMI restricted stock and RSU's shall be  cancelled on the last trading day on the New  York  Stock
     Exchange prior to the Record Date.  Holders of GMI restricted stock or RSU's who are employed by Darden on the Distribution
     Date  shall have issued in their name or issued in book-entry form  in  lieu of the cancelled restricted stock and RSU's  a number of shares of Darden restricted stock or RSU's equal to the  number  of  shares of unvested GMI restricted  stock  or
     RSU's  issued and outstanding in their name immediately prior to  cancellation divided by the Darden Stock Conversion Ratio
     ("Darden  Converted Restricted Stock").  Holders of  unvested
     GMI restricted stock or RSU's who have retired from Darden on or prior to the Distribution Date shall be entitled to make a choice  to  have issued in their name or issued in book-entry form  either (1) Darden Converted Restricted Stock or  (2)  a
     Retiree  Split  Stock Grant.  The Retiree Split  Stock  Grant
     shall  consist  of GMI restricted stock or RSU's  and  Darden restricted stock or RSU's each covering the number of  shares which  were  subject  to the GMI restricted  stock  or  RSU's immediately prior to cancellation.
        Under  the Conversion Plan, pursuant to which only  rights to  Darden  Common  Stock are granted, the  other  terms  and conditions of the Darden stock options, restricted stock  and
     RSU's  shall be the same as presently apply to the GMI  stock options,  restricted  stock and RSU's  from  which  they  are derived, except that where the GMI Compensation Committee has
     required  the  deposit  of  personally  owned  shares  as   a
     condition  to vesting of stock options, restricted  stock  or
     RSU's, no additional shares shall be required to be placed on deposit  as  a  result of the adjustment  in  the  number  of unvested options, restricted stock or RSU's held as a  result of the Distribution.  Nevertheless, employees and retirees of
     Darden  may be required, as a condition to continued  vesting of Darden stock options, restricted stock and RSU's, to place on  deposit a number of Darden shares equal to the number  of
     General  Mills  shares currently required to be  on  deposit.
     The  number  of  shares of Common Stock which may  be  issued under  the Conversion Plan shall be determined by application of the conversion formulas described above.
     For purposes of this Section:
     "Adjusted GMI Stock Option" means a GMI stock option  which, as a result of the Distribution, has been adjusted by the GMI Compensation Committee as to its exercise price and/or the number of  shares  of GMI common stock it covers, but which  retains  all other  terms and conditions of the GMI stock option from which  it was  derived (except as to termination of employment,  which,  for purposes of the Adjusted GMI Stock Option shall be termination  of employment from Darden, not GMI) such adjustment to each GMI stock option being dependent on the number of corresponding Darden stock options granted by Darden, if any.
     "Actives  Split  Grant" means an Adjusted GMI  stock  option together  with a Darden stock option where the aggregate  gain  of both  options  in  the  Active Split Grant  will  not  exceed  the aggregate gain that existed in the GMI stock option prior  to  the
Distribution.
     "Conversion Plan" means the Darden Stock Option and Long-Term
Incentive  Conversion Plan approved by the Board of  Directors  of
Darden   on  April  12,  1995,  and  by  GMI,  as  Darden's   sole
shareholder, on February 27, 1995.
     "Darden  Stock Conversion Ratio" means the factor where  the numerator  is the Per Share Darden Stock Price and the denominator is the Per Share Pre-Split GMI Stock Price.
     "GMI  1990  SRO" means the General Mills, Inc.  1990  Salary
Replacement Stock Option Plan.
     "GMI  1993 Plan" means the General Mills, Inc. Stock  Option and Long-Term Incentive Plan of 1993.
     "GMI  Stock  Conversion Ratio" means the  factor  where  the numerator  is  the Per Share Post-Split GMI Stock  Price  and  the
denominator is the Per Share Pre-Split GMI Stock Price.
     "Per  Share  Darden Stock Price" means the composite  volume weighted average price of the Darden Common Stock for the  trading days during the Pricing Period.
     "Per  Share Post-Split GMI Stock Price" means the  composite volume  weighted average price of GMI common stock trading without
Darden for the trading days during the Pricing Period.
     "Per  Share  Pre-Split GMI Stock Price" means the  composite volume  weighted  average price of GMI common stock  trading  with
Darden for the trading days during the Pricing Period.
     "Pricing  Period"  means  the  period  that  ends  on   the
Distribution  Date and commences on the later of  (i)  the  second trading  day  on which "when-issued" trading in the Darden  Common
Stock  takes  place on the New York Stock Exchange  and  (ii)  the twentieth trading day prior to the Distribution Date.
     "Retiree  Split Option" means an Adjusted GMI  Stock  Option together  with a Darden stock option where the aggregate  gain  of the  existing  GMI stock option is split between the Adjusted  GMI
Stock  Option  and  the Darden stock option in proportion  to  the market value of the separate stocks.
     "Retiree  Split Stock Grant" means GMI restricted  stock  or
RSU's  and  Darden  restricted stock or RSU's  each  covering  the number  of  shares which were subject to GMI restricted  stock  or
RSU's immediately prior to cancellation.
     "RSU's" means restricted stock units.
     Section 9. Insurance.
     (a) All policies of  liability,  fire, workers' compensation and  other  forms  of insurance insuring the products, properties, assets and operations of  Darden  will be maintained by GMI and shall continue  in  full force and effect up to and through the Distribution
Date and shall be terminated effective 12:00 midnight on the Distribution Date. GMI shall be responsible for obtaining such initial insurance coverage for Darden from and after the Distribution Date in such amounts  as  are agreed upon by the parties.  Insurance coverages, for  purposes  of  this  Section, do  not  include  any  insurance coverages  for plans described in Section 8, but do include  ERISA fidelity bonds and/or fiduciary insurance.
     (b) With respect to public and products liability insurance plans,
Darden shall be liable for payment of all claims arising out of incidents, known or unknown, reported or unreported, which were incurred prior to the  Distribution Date.  Any reserves or similar credit under  the insured  programs  of  public and products liability  relating  to
Darden  for  periods ending on or prior to the  Distribution  Date shall  be owned by and an asset of Darden.  Such reserve or credit shall  be included as assets or liabilities of Darden as described in  Section 5 and any variance (charge or credit) to the  reserves shall be Darden 's responsibility.
     (c) With respect to insured or self-insured workers' compensation plans, Darden shall be liable for payment of benefits with respect to Darden employees arising out of claims, known or unknown, reported or unreported,  which  were incurred prior to the Distribution  Date.
Any  reserves or similar credits under the insured or self-insured programs of workers' compensation relating to periods ending on or prior  to the Distribution Date shall be owned by and an asset  of
Darden.   Such reserves or credits shall be included as assets  or
liabilities of Darden as described in Section 5, and any  variance
(charge   or   credit)  to  the  reserves  shall  be   Darden   's
responsibility.
     (d) With respect to automobile liability insurance plans, GMI shall be liable for payment of claims arising out of incidents, known or unknown, reported or unreported, which were incurred prior to the
Distribution  Date.   Any  reserves or similar  credit  under  the
insured program of automobile liability relating to periods ending on or prior to the Distribution Date shall be GMI's responsibility and an asset thereof.
     Section   10.   Banking   and   Other   Arrangements.     The
responsibility for bank accounts used by Darden and its Affiliates shall be transferred from GMI to Darden as of or immediately prior to  the Distribution Date.  Normal procedures will be followed for receipts and disbursements funding prior to the Distribution  Date as set forth on Schedule F.
     Section 11. Procedures for Closing and Delivery of Books  and
Balance Sheet and Payment of Certain Amounts to GMI. As of the Distribution Date, financial statements of Darden, which shall be comprised of the consolidated accounting ledgers of Darden and its subsidiaries and divisions as of the Distribution Date, will be prepared  jointly  by  Darden  and  GMI  in  accordance  with  the timetable  set forth on Schedule E hereto.  GMI and  Darden  agree that  the  principles  for determining the Balance  Sheet  are  as follows:
     (a) Total Assets shall be determined through the normal reporting process using U.S. generally accepted accounting principles (GAAP) and standard GMI definitions and accounting practice, consistently applied.
     (b) Non-Interest Bearing  Liabilities  shall  be  determined through the normal reporting process using GAAP and standard GMI definitions and accounting practice. Accrued tax liabilities shall be treated in accordance with the provisions of the Tax Agreement.
     (c) Net Assets is the  sum  of  total assets less non-interest bearing liabilities.  The  Net  Assets  shall  be  determined  in accordance  with  the following capitalization procedure:
         (i)  Short and Long-Term Debt.  GMI and GMRI have agreed
     that  GMRI will issue an amount of short-term debt  equal  to
     20%  of GMI's estimated consolidated Adjusted Funded Debt  as of  May  26,  1995,  plus $6 million, less  the  sum  of  the following debt to be included on GMRI's balance sheet (1) $50 million  attributable  to the PSSP  variable  rate  loan  due
     December 31, 2007, (2) $2.9 million attributable to the  York
     Steak House Systems, Inc. IRB due April 1, 2005, and (3)  $.9
     million  attributable  to  the  Blaine,  Minnesota  IRB   due
     February 1, 2005.  "Adjusted Funded Debt" is defined  as  $79 million  plus  the  sum of combined (or  consolidated)  notes payable,  current  portion of long-term  debt  and  long-term debt,  less  arbitrage  assets.  The  cash  proceeds  of  the borrowings,  approximately $350 million, will be  immediately remitted  by  GMRI to GMI as payment of certain  intercompany
     liabilities  prior  to  the  date  the  stock  of   GMRI   is
     contributed by GMI to Darden.
          (ii)  Stockholders' Equity to be contributed  to  Darden
     will  equal the difference between the total Net Assets  less the  Short  and  Long-Term debt on Darden's combined  balance sheet as of the Distribution Date.
     Any amount due GMI by Darden and its subsidiaries related to intercorporate accounts (other than for commercial transactions in the  ordinary  course  of business) or other promissory  notes  in excess of the amount calculated in (i) will be capitalized by GMI.
     Section  12.  Parties.  As used in this Agreement,  the  term
"Parties"  shall include GMI and its successors,  Darden  and  its successors and their respective subsidiaries.  Each of Darden  and
GMI  agrees that it shall cause each of its Affiliates  to  comply fully  with  the terms of this Agreement.  "Affiliate" shall  mean the foreign and domestic operations included in corporations which will  be members of the affiliated group of corporations of  which
GMI or Darden, as the case may be, will be the common parent.
     Section 13.  Expenses.  Except as otherwise provided in  this
Agreement  or agreed to by the Parties, all expenses in connection with the Distribution shall be borne by GMI.  The fees of GMRI  in
connection  with  the  GMRI  bank  credit  facility  and   related
agreements and the commercial paper program will be borne by  GMRI and Darden.
     Section  14.   Other  Provisions.  This  Agreement  shall  be
governed by and construed in accordance with the laws of the State of  Delaware,  may  not be assigned by either  Party  without  the written  consent  of the other, and shall bind and  inure  to  the benefit of the Parties hereto and their respective successors  and permitted assigns.  This Agreement may not be modified or  amended except by an agreement in writing signed by the Parties hereto.
     Section 15.  Arbitration.
     (a) Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance  with the Commercial Arbitration Rules of the  American
Arbitration Association (the "AAA") as such rules may be  modified herein.
     (b) An award rendered  in  connection  with  an arbitration pursuant to this Section  shall,  absent manifest error, be final and binding and judgment  upon  such an award may be entered and enforced in any court of competent jurisdiction.
     (c) The forum for arbitration under this Section shall be agreed upon by the Parties or, failing such agreement, shall be Minneapolis,
Minnesota.
     (d) Arbitration shall be conducted by a single arbitrator selected
jointly by GMI and  Darden.   If  within  thirty (30) days  after  a
demand for arbitration  is  made, GMI and Darden are unable  to  agree on a single arbitrator, three arbitrators shall be appointed.  GMI  and
Darden  shall each select one arbitrator and those two arbitrators shall  then  select  within  thirty  (30)  days  a  third  neutral arbitrator unaffiliated with either Party.  In connection with the selection of the third arbitrator, consideration shall be given to familiarity with corporate divestiture transactions and experience in  dispute  resolution between parties, as a judge or  otherwise.
If  the arbitrators selected by GMI and Darden cannot agree on the third  arbitrator, they shall discuss the qualifications  of  such
third  arbitrator  with  the  AAA  prior  to  selection  of   such
arbitrator,  which  selection shall  be  in  accordance  with  the
Commercial Arbitration Rules of AAA.
     (e) If an arbitrator cannot continue to serve, a successor to an arbitrator selected  by  GMI  or Darden shall be also selected  by the same party, and a successor to the neutral arbitrator shall be selected as  specified in subsection (d) of this Section.  A full rehearing will  be held only if the neutral arbitrator is unable to continue to  serve  or if the remaining arbitrators unanimously agree  that such a rehearing is appropriate.
     (f) The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.
     Section 16.  Limitation on Subsequent Activities.  GMI agrees on  behalf of itself, its subsidiaries and affiliates, without any separate  bargained for consideration, but rather as  an  integral part  of the distribution of GMI's ongoing Restaurant business  to
Darden  and the Distribution provided for in this Agreement,  that it  shall  not  directly, through a subsidiary  or  affiliate,  or otherwise,  through  June 1, 1998, open  anywhere  in  the  United
States   or  Canada  full-service  restaurants  similar   to   the
restaurant  concepts operated by Darden on the Distribution  Date.
GMI acknowledges that the remedy at law for any breach of the foregoing covenant would be inadequate and in the event of any such breach Darden shall be entitled to injunctive relief.
     Section 17. Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the Parties at the following addresses (or at such other address as a Party may specify by notice to the other):

If to GMI, to:                        If to Darden
                                      Restaurants, Inc. or GMRI, to:

   General Mills, Inc.                  Darden Restaurants, Inc.
   Number One General Mills Boulevard   5900 Lake Ellenor Drive
   Minneapolis, MN   55426              Orlando, Florida  32809

    Attn:  General Counsel                 Attn:  General Counsel
    Fax: (612) 540-3302                    Fax: (407) 245-5380

  IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                                 GENERAL MILLS, INC.
                            By:  /s/ Mark H. Willes
                          Name:  Mark H. Willes
                         Title:  Vice Chairman

                                 DARDEN RESTAURANTS, INC.
                            By:  /s/ Joe R. Lee
                          Name:  Joe R. Lee
                         Title:  Chairman and Chief Executive Officer

                                 GMRI, INC.
                            By:  /s/ Jeffrey J. O'Hara
                          Name:  Jeffrey J. O'Hara
                         Title:  Co-President

APPENDIX A
TRANSITION SERVICES
SERVICES PROVIDED BY GENERAL MILLS, INC. TO DARDEN RESTAURANTS, INC.


Department Services Provided To   Expected Date   Cost Estimate Or Billing
Providing   Darden Restaurants,   Service Will            Procedure*
 Service           Inc.             Terminate

Risk       Premium Allocations   2 Years           Hourly Rate--Rule #2
Management for Workers Comp
           Ongoing analysis

Tax        Prepare and file tax  3/96 for F95      None-unless GMI files
           returns               return            the F96 return

           Audit management      Through audit of  None
                                 F95 return.

           Tax Planning and      Approx 1/31/96    As defined in  Tax
           Consulting            As requested      Service Agreement
                                 thereafter

           Property Tax Support  Approx 12/31/95   As defined in Tax
                                 As requested      Service Agreement
                                 thereafter

Compen-    Stock plans/          As requested      Hourly Rate--Rule #2
sation     Restricted stock
           matching

Health     Administer DRI self   1/1/96            ~$9.15/Handled Claim or
Claim Svc. insured medical and                     ~$1830M
           dental benefit plans                    Rule #1 Applies

Payroll    Restaurant pension    1/1/96            $19.5M--assuming DRI
           payroll processing.                     handles tax filings and
                                                   completes transfer by
                                                   1/1/96. (Service
                                                   available after this
                                                   date at add'l cost.)

Employee   Profit Sharing and    6/1/96            PSSP Support: Ongoing
Benefits   Savings Plan (PSSP)                     support @ $160M for
           Recordkeeping system,                   hardware and $27M for
           programming, system                     staff.  System
           operations,                             programming support
           calculation of                          provided @ hourly rates
           returns, transfer                       as outlined in Rule # 2
           letters, printing of                    below.  DRI is fully
           checks, stop                            responsible for the
           payments, bank                          $187M in system and
           account                                 staff costs in F96.
           reconciliation, tax                     (Service beyond 5/31/96
           forms,5500 filing and                   @ add'l cost.)
           plan accounting.

           Benefit planning and  As requested      Hourly Rate--Rule #2
           consulting

           Pension plan          6/1/96            Hourly Rate--Rule #2
           accounting, general
           ledger, financial
           stmts, transfer
           letters enroll
           retirees on BPA and
           file 5500's

           Resolve health and    Not before        $12M covers service
           dental claim          1/1/96            through 5/31/96.
           eligibility issues

           Retiree medical--     Not before        Hourly Rate--Rule #2
           provide data to       1/1/96
           actuary and
           coordinate with
           accountants

           Track benefits for    Indefinite        None
           former DRI EE's at
           GMI and former GMI
           EE's at DRI

*General Pricing Rules
1) Per unit rates and/or expense assignments to DRI assume "fully loaded" cost plus 5% to cover general overhead expense.
2) Ad hoc projects/consulting services to be charged at 2X the salary rate of individuals providing the service plus any out-of-pocket expense.

TRANSITION SERVICES
SERVICES PROVIDED BY GENERAL MILLS, INC. TO DARDEN RESTAURANTS, INC.

Department   Services Provided To  Expected   Estimated Amount After Spin-Off
 Providing   Darden Restaurants,     Date
  Service            Inc.           Service
                                     Will
                                   Terminate

Benefit     PSSP ESOP loans        2 years     $50M/year
Finance     Ongoing analysis

            Pension Fund           2 years     .15% of Pension Assets
            Investment Mgmt/Admin

            Savings Plan           2 years     US Equity Fund @ .10% of
            Investment                         PSSP Assets in Fund.
            Mgmt/Admin(Not                     International Fund @ .10% of
            including ESOP and                 PSSP Assets in Fund. Fixed
            Darden Company Stock               Fund @ .15% of PSSP Assets
            Fund)                               in Fund. Treasury Fund @
                                               .15% of PSSP Assets in Fund.

            PSSP ESOP Restructure  1 year      $35M one time project
            Project                            charge.

            Foundation Investment  2 years     .15% of Foundation Assets.
            Fund Mgmt.

Cash        Analyze and implement  Approx      Hourly Rate-Rule #2
Management  short and long term    12/1/95
            funding strategies

            Develop and assist     Approx      Hourly Rates-Rule #2
            in SEC shelf           9/1/95
            registration/filing
            for long term debt

            Provide foreign        Approx      Hourly Rates-Rule #2
            exchange hedging       12/1/95
            advice

Law         Trademark legal        Approx      Actual time @ $130/hr
            services               12/1/95

            Advertising and menu   Approx      Actual time @ $130/hr
            contract review        12/1/95

Information Electronic Mail        Review      None
Systems                            Quarterly

Marketing   Nutrition /Menu        Up to 2     Hourly Rates-Rule #2
Services    Analysis               Years


General Pricing Rules
1) Per unit rates and/or expense assignments to DRI assume "fully loaded" cost plus 5% to cover general overhead expense.
2) Ad hoc projects/consulting services to be charged at 2X the salary rate of individuals providing the service plus any out-of-pocket expense.

                        Recap of Proposed
                      Tax Service Agreement


     GMI will provide the equivalent of three full-time property tax employees through October 1, 1995 and the equivalent of one full-time employee through December 31, 1995 to maintain property tax support for Darden.

     Nick Watz will supervise the Darden Property Tax function while on GMI's payroll through October 1, 1995.

     Bob Faisant will supervise GMI's FY95 consolidated Federal return preparation and the IRS audit process from May 29 to January 31, 1996 while on Darden payroll.

     Underlying assumption is that both persons will spend 50% of their time on Darden business and 50% of their time on GMI business.

     The net fee payable to GMI by Darden is $85,000.

     Darden will pay all travel, outside professional fees and similar out of pocket expenses incurred in performance of Darden-related services specified in the Agreement.

     The fee amount would be modified only if there is a material change in the extent of services provided beyond that specified in the Agreement.

         If Bob Faisant's services and travel are requested after January 31, 1996 in connection with the FY95 Federal return filing or audit issues, GMI will reimburse Darden for the travel costs and Mr. Faisant's time on an hourly basis at a rate to be negotiated.

         Similarly, if Mr. Watz's services and travel are requested after October 31, 1995 in connection with GMI property tax appeals or similar issues, GMI will reimburse Darden for the travel costs and Mr. Watz's time on a hourly basis at a rate to be negotiated.

                            SCHEDULE A

     Items with respect to which Darden will indemnify GMI and its affiliates and subsidiaries in accordance with Section 3 of this Distribution Agreement:

      (1) All claims and liabilities arising out of or connected with the Restaurant business and activities conducted by Darden and its predecessors and affiliates conducting the Restaurant business of GMI and its affiliates and subsidiaries, as such business has been conducted in the past, is currently conducted or may in the future be conducted, whether or not such claims are asserted prior to the Distribution. For purposes of this item, the Restaurant business and activities conducted by Darden shall include the Restaurant business and activities conducted by Darden, its subsidiaries, and its affiliates who will not be affiliates of GMI after the Distribution, excluding Red Lobster Japan.

     (2) Any liability arising out of GMI's guaranties of Darden obligations, obligations of Darden's subsidiaries, or obligations of employee benefit plans sponsored by Darden or its subsidiaries, or obligations of General Mills Canada, Inc. as they relate to the Canadian restaurant business or activities.

                            SCHEDULE B

     Items with respect to which GMI will indemnify Darden in accordance with Section 3 of the Distribution Agreement:

     All claims and liabilities arising out of or connected with the business conducted by GMI, except the Restaurant business previously conducted by GMI and its affiliates and subsidiaries including Darden, and to be conducted by Darden and its affiliates and subsidiaries, as such business has been conducted in the past, is currently conducted or may in the future be conducted, whether or not such claims and liabilities are asserted prior to the Distribution; provided however that the indemnification shall not apply insofar as any such claims and liabilities are based upon acts or omissions of Darden or its subsidiaries sufficient to give rise to an action directly against Darden or its subsidiaries and not indirectly against Darden or its subsidiaries by reason of Darden's status (or the status of its subsidiaries) as a subsidiary of GMI.

                            SCHEDULE C

           Obligations of Darden Group Guarantied by GMI

$900,000    City   of  Blaine,  Minnesota  Industrial  Development
            Revenue Bond (General Mills Restaurants, Inc.)

$2,950,000  Franklin County, Ohio Industrial Revenue Bonds
            (York Steak House Systems, Inc.)

$50,000,000 Remarketed ESOP Notes due December 31, 2007
            Profit  Sharing  &  Savings  Plan  of  General   Mills
            Restaurants, Inc.

$540,000    (approximately)  Loan by Sun Bank  N.A.  to  Roseville
            Good Earth Properties

Letters of Credit
Citibank, N.A. (GMRI)
Canadian Standby LCs (see attached)

                     CANADIAN STANDBY L/C'S
                     By Bank and Expiry Date

                         Issue            Expiry        Value
   Store    L/C #         Date    Bank     Date         (CAD)
RL #168 P69171TO4092 R   94/05/11 Royal  95/06/09      $10,000
OG #343 P69190TO4092 R   94/05/11 Royal  95/06/09      $10,000
SEE END P70902TO4092 R   94/06/21 Royal  95/06/20      $60,000
OG #308 P70903TO4092 R   94/06/21 Royal  95/06/20      $11,000
RL #170 P77740TO4092 R   94/12/14 Royal  95/12/13      $10,000
OG #309 T-352401     R   93/04/29 CIBC   95/04/28      $10,000
OG #316 T-345778     R   92/05/20 CIBC   95/05/19       $9,200
RL #174 T-325833     AC  90/05/25 CIBC   95/05/25      $10,000
OG #313 T-334310     R   91/01/21 CIBC   96/01/20       $2,015
RL #119 T-310481     EV  86/03/04 CIBC   98/12/31       $1,300
RL #105 T-310467     EV  85/09/17 CIBC   98/12/31       $6,500
RL #114 T-310474     EV  86/01/27 CIBC   98/12/31       $3,500
RL #123 T-310482     EV  86/03/27 CIBC   98/12/31       $4,000
RL #121 T-310478     EV  86/03/04 CIBC   98/12/31       $5,300
RL #118 T-310475     EV  86/03/04 CIBC   98/12/31       $3,550
RL #120 T-310479     EV  86/03/04 CIBC   98/12/31       $3,000
RL #101 T-310498     EV  86/01/30 CIBC   98/12/31       $3,000
OG #305 T-328173     EV  90/07/16 CIBC   99/12/31       $3,000
RL #116 T-337145     EV  91/05/27 CIBC   99/12/31       $3,300
RL #115 T-321686     EV  90/01/26 CIBC   99/12/31       $1,000
RL #103 T-337159     EV  91/05/29 CIBC   99/12/31       $4,000
OG #313 T-336673     EV  91/05/02 CIBC   99/12/31      $15,000
RL #129 T-337161     EV  91/05/29 CIBC   99/12/31       $3,000
RL #129 T-337025     EV  91/05/22 CIBC   99/12/31       $3,065
RL #126 T-337024     EV  91/05/05 CIBC   99/12/31       $2,300
RL #113 T-321684     EV  90/01/26 CIBC   99/12/31       $2,000
RL #136 T-337265     EV  91/06/03 CIBC   99/12/31       $2,000
RL #134 T-337352     EV  91/06/06 CIBC   99/12/31       $1,400

                        Total Active Canadian L/C     $202,430


                Restaurant Lease Guaranties by GMI

STORE   LOCATION             LEASE   CURRENT RENT        CURRENT TERM EXPIRE

0062  Topeka, KS              LAND     18,240.00   4/16/97 (3rd option, (4) (5) Yr. Remains)
0063  Springfield, MO         GSUB     58,681.20   7/13/97 Final Option
0067  Memphis, TN             LAND     60,000.00   6/30/97 Initial term, No Options
0069  Overland Park, KS       GBLD     59,199.00   10/22/98 (2nd option, (1) (5) Yr. Op Remains)
0084  Dallas, TX              LAND     74,447.52   6/4/98 (1st option, (1) (5) Yr. Op Remains)
0091  Tucker, GA              LAND     62,522.28   8/31/98 (1st Option, (3) (5) Yr. Op Remains)
0093  Cincinnati, OH          LAND     33,936.00   11/16/98 (1st Option (2) (5) Yr. Op Remains)
0181  St. Charles, MO         LAND     24,000.00   6/30/96 (Initial term, (3) (5) Yr. Op Available)
0218  Wyomissing, PA          LAND     24,000.00   12/31/98 (Initial Term, No Options)
0236  Lincoln, NE             LAND     27,900.00   4/5/97 (Initial Term, (3) (5) Yr. Op Available)
0241  Philadelphia, PA        LAND     30,000.00   4/25/97 (Initial Term, (3) (5) Yr. Op Available)
0247  Syracuse, NY            LAND  22,761.01 w/%  2/27/96 (1st Option, (4) (5) Yr. Op Remains)
0249  Bloomington, MN         GBLD                 File Missing - Mail Message Sent - No Responses -
0265  Lanham, MD              LAND     44,000.00   5/21/99 (Initial Term (3) (5) Yr. Op Available)
0267  Iselin, NJ (Woodbridge) GSUB     71,947.40   12/30/03 (In Option, None Remain)
0268  Baldwin, NY             LINE  94,714.99 w/%  3/19/99 (In Option, None Remain)
0269  Roanoke, VA             LAND     40,000.00   12/17/98 (Initial Term, (3) (5) Yr. Options Available)
0279  Columbia, SC            LAND  26,400.00 w/%  7/26/99 (Initial Term, (2) (5) Yr. Options Available)
0313  Hicksville, NY          LAND     66,000.00   6/30/01 (Initial Term, No Options Available)
0324  Akron, OH               LAND     31,640.00   7/26/96 (Initial Term, (4) (5) Yr. Op Available)
0339  Las Vegas, NV           GSUB     86,250.00   2/11/97 (1st Option, (1) (5) Yr. Op Remains)
0366  Niles, OH               LAND     22,585.00   7/4/99 (1st Option, (3) (5) Yr. Op Remains)
0369# Tucson, AZ              PAD      59,376.56   9/30/97 (Initial Term, (2) (5) Yr. Op Available)
0374* Valley Stream, NY       LAND     53,813.50   6/20/04 (Initial Term, (2) (5) Yr. Op Remains)
0379  South Plainfield, NJ    SBLD     97,682.85   5/31/03 (Initial Term, Option to 4/29/09 Available)
0382  San Jose, CA            LAND     48,000.00   3/24/98 (Initial Term, (3) (5) Yr. Op Available)
0396  Harrisburg, PA          LAND     50,000.00   4/5/97 (Initial Term, (1) (6) & 2 (5) Yr. Op Available)
0398  Annapolis, MD           LAND     79,343.37   10/31/99 (Initial Term (3) (5) Yr. Op Available)
0414  Omaha, NE               LAND     40,000.00   3/4/2000 (Initial Term (3) (5) Yr. Op Available)
0415  Charleston, WV          LINE    110,068.00   2/3/96 (Initial Term, (3) (5) Yr. Op Available)
0420  York, PA                LINE     72,091.34   3/17/96 (Initial Term, (2) (5) Yr. Op Available)
0429  Pittsburgh, PA          SPACE   122,667.17   8/25/2001 (Initial Term, (2) (5) Yr. Op Available
1002  Orlando, FL(PARKING)    PARKI    16,000.00   10/31/2003 No options
1004  Daytona Beach, FL       LAND     60,100.36   2/7/2008 (1) (5) Yr. Option Available
1016  City of Industry, CA    LAND     52,500.00   2/28/2008 (2) (5) Yr. Options Available
1017  Manhattan Beach, CA     LAND     96,000.00   10/31/2001 (2) (5) Yr. Options Available
1018  Torrance, CA            SPACE   150,000.00   3/31/2002 No Options
1031  Columbus, OH            LAND     30,000.00   2/28/2000 (2) (5) Yr. Options Available

                            SCHEDULE D

[Bank Letterhead]


[date]

Irrevocable Standby Letter of Credit Number ____

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN   55426

Attn:  General Counsel

Ladies and Gentlemen:

For the account of Darden Restaurants, Inc., a Florida corporation ("Darden"), we hereby establish in your favor our Irrevocable Letter of Credit No. ___, whereby we hereby irrevocably authorize
you   to  draw  on  us  a  sum  up  to  but  not  exceeding   U.S.
$_________________________________________    (___________________
Dollars) (as said amount may be reduced from time to time as provided below), available by one or more drawings hereunder made at any time during the period after the date hereof to and including the close of business on _____, against the following documents presented at our Letter of Credit Department at the address set forth above. Documents required:
    1.  A Drawing Certificate in the form of Exhibit A attached; and
    2. A Sight Draft: (a) drawn by and payable to you on us; (b) bearing the same Letter of Credit number as the number of this Letter of Credit; and (c) dated the same date as the Drawing Certificate referred to in (1) above.
    Any drawing under this Letter of Credit shall reduce the maximum amount set forth above on a dollar for dollar basis.
    This Letter of Credit has been issued in connection with the Distribution Agreement dated May 12, 1995 between General Mills, Inc. and Darden Restaurants, Inc.
    This Letter of Credit and the Exhibits and Schedules attached hereto set forth in full the terms or our undertaking, and such undertaking shall not in any way be modified, amended or amplified by reference to any other document whatsoever.
    This  letter shall be governed by, and construed in accordance
with,   the  terms  of  the  Uniform  Customs  and  Practice   for
Documentary Credits (1983 Revisions), International Chamber of Commerce Publication No. 290.
    Communications with respect to this Letter of Credit shall be addressed to us at the address set forth above, specifically referring to the number of this Letter of Credit.
    We hereby engage with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if drawn and presented for payment at this office on or before the expiration date of this Letter of Credit. */

                              Very truly yours,

                              [Bank]

                              By
                              Vice President
___________________________
*/ The  letter  of credit shall not contain (i) any  statement  or provision permitting the issuing bank to pay any amount to General Mills other than upon demand of General Mills, or (ii) any other provisions or terms which would vary substantially from the terms of this Schedule D to the Agreement. Any letter of credit which contains any such statement, provisions or terms shall not be considered in the form of Schedule D to the Agreement and may not be used as a replacement letter of credit except with the consent of General Mills, which consent may be withheld at General Mills' sole discretion.

                   EXHIBIT A to Letter of Credit

                        Drawing Certificate

   The undersigned individual, a duly authorized Vice President or other duly authorized officer of General Mills, Inc., a Delaware corporation ("GMI"), hereby certifies on behalf of GMI as follows with respect to that certain Letter of Credit No. ____ dated
______________,   ____  (the  "Letter  of   Credit")   issued   by
_____________ (the "Bank") in favor of GMI in connection with the Distribution Agreement dated May 12, 1995, as it may be amended from time to time (the "Agreement") between GMI and Darden
Restaurants,   Inc.,  a  Florida  corporation   ("Darden").    All
capitalized terms used but not defined herein are used with the meanings specified in the Agreement.
    1. An event has occurred which requires Darden to make a cash payment under Section 6 of the Agreement and the date on which such payment was due has passed.
    2. The amount of the Draft presented with this Certificate does not exceed either (i) the Maximum Amount available to be drawn under the Letter of Credit as the same may have been increased or reduced from time to time or (ii) the aggregate unpaid amount due and owing to GMI pursuant to the Agreement.

   IN WITNESS WHEREOF, this Certificate has been executed this ___ day of ________________, 19____.

                               GENERAL MILLS, INC.

                               By:

                           SCHEDULE E


Effective Date for Distribution                      May 28, 1995

Income Statement and Balance Sheet                   June 7, 1995
  due in Minneapolis for all reporting units

Final Balance Sheet adjustments recorded             June 9, 1995

AARs Supporting all 5/28/95 financial statements    June 19, 1995
  due in Minneapolis

Consolidated Distribution Date Balance Sheet and
  Income Statement finalized                       June 26,  1995

Note: Errors or accrual adjustments discovered after June 7 (for income statement) and June 9 (for balance sheet) will be absorbed by the entity associated with the item.

                            SCHEDULE F

Cutoff Procedures at the Distribution Date

    In general, normal cutoff procedures under generally accepted accounting principles (GAAP) and standard GMI practices and procedures shall be followed at the Distribution Date with respect to cash (including credit card receipts) and inventories (and related sales, receivables and payables).

Cash and Credit Card Receipts

General Rule:  All  receipts  up to and including the Distribution
               Date should be considered old GMI business and recorded as such. All receipts after the Distribution Date should be considered new Darden business and recorded as such.


Cash Disbursements

General Rule:  All  disbursements  made up to  and  including  the
               Distribution Date should be considered old GMI business and recorded as such. All disbursements made after the Distribution Date should be considered new Darden business and recorded as such.

               A disbursement should be considered made when the related check has been "cut" and mailed.

Disbursement Replenishment
(funding):     Funds  need to replenish disbursement account  bank
               clearings  through the Distribution  Date  will  be
               recorded  as old GMI business.  Funding for  checks
               clearing  the  banks  after the  Distribution  Date
               should  be  considered  new  Darden  business   and
               recorded as such.

Inventory Receipts
General Rule:  All  inventory items physically received up to  and including the Distribution Date should be considered as owned inventory and the related payable recorded as of the Distribution Date. Inventory items physically received after the Distribution Date should be considered new Darden business and recorded as such.

Inventory Shipments
General Rule:  All  inventory  shipped  to  customers  up  to  and including the Distribution Date should be considered as a sale and the inventory removed from the books and the related sale and receivable recorded as of the Distribution Date. All inventory shipped after the Distribution Date should be considered new Darden business and recorded as such.

Note: Any exceptions or variance from these cutoff procedures must be approved in advance by General Mills' Senior Vice President, Financial Operations.

                        TAX AGREEMENT

     AGREEMENT  made  this 12th day of May,  1995,  by  and
between   General   Mills,   Inc.   ("GMI"),   a   Delaware
corporation,  and  Darden Restaurants, Inc.  ("DARDEN"),  a
Florida corporation.
     WHEREAS,   GMI   and  DARDEN  have  entered   into   a
Distribution Agreement dated as of May 12, 1995 (the "Distribution Agreement"), providing for the distribution by GMI of the common stock of DARDEN to the stockholders of
GMI  as  of the close of the day on the Distribution  Date,
and setting forth the terms and conditions which will govern certain relationships between the parties; and
     WHEREAS,  the  income of DARDEN and  its  subsidiaries
will, through and including the Distribution Date, be included in the GMI consolidated federal income tax return for the GMI fiscal year ending May 28, 1995; and
WHEREAS, GMI and DARDEN desire to set forth their agreement
with respect to the portion of the federal, foreign, state,
and  local  taxes incurred by the affiliated group  or  its
members for all taxable periods beginning prior to the Distribution Date which is attributable to each of them and
their  subsidiaries  (including  the  effect  on  the   tax
liability for such prior periods of the carryback of certain tax attributes of DARDEN and its subsidiaries which
may   arise   in  taxable  periods  beginning   after   the
Distribution Date):
NOW,  THEREFORE, in consideration of their mutual promises,
the parties hereby agree as follows:
     1.   Definitions.
          (a)  This Agreement is the Tax Agreement referred
to in Section 4 of the Distribution Agreement, is the sole agreement between the parties on the subject matter and all
prior   agreements,   written  or  unwritten   are   hereby
terminated.
          (b)  As used in this Agreement:
               (1)    "Affiliated  Group"  shall  mean   an
affiliated group of corporations within the meaning of Code
Section 1504(a) for the taxable period in question.
               (2)   "Code" shall mean the Internal Revenue
Code of 1986, as amended, and successors thereto.
               (3)   "Deferred Income Taxes" means deferred
Federal,   state,  and  local  income  taxes  and  deferred
domestic  franchise taxes based on income,  computed  under
GAAP.
               (4)     "Distribution"   shall   mean    the
distribution   by   GMI,  pursuant  to   the   Distribution
Agreement, of the ownership of the DARDEN Common Stock to holders of GMI Common Stock.
               (5)  "Distribution Date" shall mean the date
on which GMI will distribute the ownership of the DARDEN Common Stock to holders of GMI Common Stock pursuant to the Distribution Agreement.
               (6)  "Final Determination" shall mean  the
final  resolution of liability for any tax  for  a  taxable
year, including any related interest or penalties, by: (A) Internal Revenue Service (`IRS") Form 870-AD (or any successor form thereto), on the date of acceptance thereof by or on behalf of the IRS Commissioner, or by a comparable agreement or form under the laws of other jurisdictions; except that a Form 870-AD or comparable agreement or form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a
further   deficiency   shall  not   constitute   a   "Final
Determination"; (B) a decision, judgment, decree, or  other
order by a court of competent jurisdiction, which has become final and unappealable; (C) a closing agreement or offer in compromise under Code Section 7121 or 7122, or a comparable agreement or form under the law of any other jurisdictions; (D) any allowance of a refund or credit in respect of an overpayment of tax, including any related interest or penalties, but only after the expiration of all
periods   during  which  such  refund  may   be   recovered
(including by way of offset) by the governing jurisdiction;
or (E) any other final disposition by reason of the expiration of the applicable statute of limitations.
               (7)   "Foreign  Affiliate"  shall  mean  any
corporation which, but for the provisions of Code Section 1504(b), would be included in an Affiliated Group, and any partnership in which such corporation has an ownership interest.
               (8)   "Foreign Income Taxes" shall mean  any
tax imposed by any country other than the United States  or
by any possession of the United States (including all related interest and penalties), of a character which is allowable as a credit under Code Section 901 et seq. (relating to foreign tax credits).
               (9)    "GAAP"  shall  mean  U.S.   generally
accepted   accounting  principles  applied  in   a   manner
consistent  with the practices of the GMI Affiliated  Group
for the applicable period.
               (10) "GMI Affiliated Group" shall mean,  for
each taxable year, the affiliated group of corporations, within the meaning of Code Section 1504(a), of which GMI is the common parent.
               (11) "GMI Group" shall mean, with respect to
any  taxable period, the corporations that were members  of
the  GMI Affiliated Group during such period, exclusive  of
the corporations that are included in the Restaurant Affiliated Group after the Distribution Date.
               (12)  "Other Taxes" shall mean the liability
for all federal, state and local taxes (such as sales, use,
ad valorem, special assessments, capital stock, automobile registration, employment, documentary transfer taxes or reassessments, imposts, duties, occupation, premium, land value, real property, excise and franchise not based on income taxes), including any related interest or penalties, other than (A) the Pre-Distribution Tax Liability, and  (B)
Foreign Income Taxes.
               (13)  "Pre-Distribution Tax Liability" shall
mean  the liability (determined by excluding the allocation
of  any  tax credit carryovers to the Restaurant Affiliated
Group and including, in the case of qualified defined benefit plans of the Restaurant Group, the tax effect of all  contributions, to the maximum extent  allowable  as  a
deduction  under  Code  Sections  404  and  412   and   the
applicable  regulations thereunder as  determined  by  GMI,
made on or before February 15, 1996 for plan years beginning on or before Distribution Date and, in the case of qualified defined contribution plans of the Restaurant Group, the tax effect of all contributions attributable to services performed prior to the Distribution Date) of members of the GMI Affiliated Group for federal, state, and local income taxes and domestic franchise taxes based on income, including any related interest and penalties for all  taxable  periods ending on or before the  Distribution
Date,  whether such liability has been previously  assessed
in  whole  or in part or is assessed in whole  or  in  part
after the date hereof, and whether such liability is or was imposed on the GMI Affiliated Group collectively or on any members of such Group separately. In addition, the term "Pre-Distribution Tax Liability" includes (a) the Ohio tax liability for 1995 and 1996 using income for taxable periods ending on or before the Distribution Date, (b) the Michigan Single Business Tax liability for any taxable period ending on or before the Distribution Date, (c) the Illinois Replacement Tax liability for any taxable period ending on or before the Distribution Date, (d) the Texas Corporation Franchise Tax liability for any taxable period ending on or before the Distribution Date, and (e) the
State of California franchise tax which uses income for any taxable period that ends on or before the Distribution
Date.
               (14)  "Record Date" shall mean a record date
of May 15, 1995 on which the common share certificates of DARDEN, representing the shares of DARDEN owned by GMI, are transferred to an agent for the benefit of the holders of record of GMI Common Stock without any consideration being paid by such holders.
               (15)  "Restaurant  Affiliated  Group"  shall
mean for each taxable year beginning after the Distribution
Date, the affiliated group of corporations, within the meaning of Code Section 1504(a), of which DARDEN is the common parent.
               (16)  "Restaurant  Group" shall  mean,  with
respect to any taxable period, the corporations that were members of the GMI Affiliated Group and become members of the Restaurant Affiliated Group.
               (17)  "United States" shall have the meaning
used in Code Section 7701(a)(9).
          (c)   Any term used in this Agreement that is not
defined   in  this  Agreement  shall,  where  the   context
requires, have the meaning assigned in the Code or in the applicable Treasury Regulations promulgated thereunder.
     2.   Liability for Pre-Distribution Tax Liability.
           (a) Members of the Restaurant Group have been included in consolidated Federal income tax returns of the
GMI  Affiliated Group and will be included, for the  period
up to and including the Distribution Date, in the GMI Affiliated Group's consolidated Federal income tax return for the fiscal year ending May 28, 1995. In addition, some members of the Restaurant Group have been included with one or more members of the GMI Group in state and local unitary
or  combined  income tax and franchise  tax  returns.   The
parties  acknowledge that there has not yet  been  a  Final
Determination  of  the  consolidated  Federal  income   tax
liability of the GMI Affiliated Group for any taxable period beginning after May 26, 1991 and for various taxable periods in the case of state and local income or franchise tax returns.
           (b)   Subject  to  the provisions of  this  Agreement,
GMI hereby   agrees  to  (1)  pay  the  portion  of  the   Pre-
Distribution Tax Liability not previously paid as of the Distribution Date, including any portion determined at the time  of the filing of the income and franchise tax returns
based  on the income of the members of GMI Affiliated Group
for  fiscal 1995, and any portion ultimately determined  to
be  due  as a consequence of future adjustments on  audits;
(2) indemnify and hold harmless the Restaurant Group with respect to any claim for collection of, reimbursement for, or  contribution to all or any part of such unpaid  portion
of  the  Pre-Distribution Tax Liability; and (3)  waive  or
cause to be waived any and all rights of contribution  that
the GMI Group may have against the Restaurant Group with respect to such unpaid portion of the Pre-Distribution Tax Liability.
          (c)    Except  as  expressly  provided  in   this
Agreement, the Restaurant Group hereby waives any and all rights with respect to refunds or credits obtained by the
GMI Affiliated Group with respect to any overpayment of Pre-Distribution Tax Liability. The Restaurant Group also acknowledges that GMI shall have the exclusive right to
amend   returns  for  periods  beginning   prior   to   the
Distribution Date that affect the Pre-Distribution Tax Liability and to otherwise adjust the Pre-Distribution Tax
Liability.   The  Restaurant Group will  cooperate  in  the
filing and submission of any return, election or other data requested by GMI; and specifically agrees to make and not claim, (in a Restaurant Affiliated Group or Restaurant
Group tax return for a year beginning on or after the Distribution Date) a deduction for, in the case of defined benefit plans of the Restaurant Group, all contributions, to  the maximum extent allowable as a deduction under  Code
Sections   404  and  412  and  the  applicable  regulations
thereunder as determined by GMI, made on or before February
15,  1996  for  plan  years beginning   on  or  before  the
Distribution  Date  and, in the case of  qualified  defined
contribution   plans   of   the   Restaurant   Group,   all
contributions attributable to services performed  prior  to
the Distribution Date.
          (d) In recognition of GMI's assumption of the unpaid portion of the Pre-Distribution Tax Liability as of the Distribution Date (as provided for in this Agreement) the parties agree that the accruals for Pre-Distribution Tax Liability reflected on the balance sheets of the Restaurant
Group  as  of  the Distribution Date (after adjustment,  if
any,  for stating Deferred Income Taxes in accordance  with
GAAP) shall be reclassified so as to be reflected as adjustments to the intercorporate accounts between GMI and the  Restaurant  Group.  As of the Distribution  Date,  the
books and records of the Restaurant Group shall continue to reflect adequate accruals for both Deferred Income Taxes and  all  other  taxes not included in the Pre-Distribution
Tax  Liability.   The  parties shall agree  to  appropriate
adjustments (using a 35% federal and a 6% state tax rate), within ninety (90) days after the filing of the income and franchise tax returns of the members of the GMI Affiliated
Group   for   fiscal   1995,  to  Deferred   Income   Taxes
("Adjustments"). If and only to the extent that any such adjustments to Deferred Income Taxes would, under GAAP, result in an increase (decrease) in the accrual for Pre-Distribution Tax Liability, the amount of such increase (decrease) shall be deemed to be an accrual to an account
payable  to (receivable from) GMI by Restaurant Group.   In
addition,   a  similar  adjustment  to  the  intercorporate
accounts  shall be made for other timing differences  that,
under GAAP are not included in Deferred Income Taxes, result in an increase (decrease) in the Pre-Distribution
Tax  Liability and such similar adjustment shall be  deemed
an additional accrual to the account payable to (receivable
from) GMI by Restaurant Group. Payments in respect of such account payable (receivable) shall be made in accordance with the provisions of Section 8 of this Agreement.
     3.   Carrybacks.
          (a) If, for any taxable period beginning on or after the Distribution Date, a member of the Restaurant Affiliated Group incurs a net operating loss, net capital loss, unused general business tax credit, or unused foreign tax credit ("Carryback Item") that may be carried back to a prior taxable year of the GMI Affiliated Group beginning before the Distribution Date ("Carryback Year"), GMI shall pay  to
DARDEN  an  amount  equal  to  the  amount  by  which   the
consolidated   federal  income  tax  liability   for   such
Carryback Year, as finally determined, is reduced  by  such
Carryback  Item.   GMI shall cooperate fully  in  obtaining
such  reduction  in tax liability, but any expenses,  other
than internal expenses, except for out of pocket travel expenses of GMI, in connection with such efforts by GMI, shall be borne by DARDEN. GMI shall obtain the written consent of DARDEN before incurring expenses to be borne by DARDEN and, if so instructed by DARDEN in writing, shall not  proceed to obtain such reduction in tax liability,  in
which event no payment shall be due from GMI to DARDEN.  In
lieu  of  such  cooperation where DARDEN  requests  GMI  to
proceed,   GMI  may  elect  to  pay  the  amount  otherwise
determined  or  required under this Section, calculated  as
the difference between the tax liability without the carryback and the tax liability with the carryback to the extent the carryback would have been allowed under the
Code.  Such reduction in tax liability shall be paid by GMI
to  DARDEN within sixty (60) days after the later of (1)  a
Final  Determination with respect to the taxable period  in
which the Carryback Item shall have arisen, (2) a Final Determination with respect to the Carryback Year of the GMI Affiliated Group or (3) the date the calculation, required if GMI elects to make payment in lieu of cooperation by DARDEN, is agreed to by both parties; except that in those instances in which GMI shall receive a refund, such payment shall  not be due later than thirty (30) days after receipt
of  the  refund.   GMI  shall also  pay  interest  on  such
reduction  in tax liability as follows: (1) to  the  extent
the  reduction of tax liability results in a refund of  all
or  any portion of a tax payment, interest shall be paid in
an  amount equal to the sum of (A) the interest received on
the  refund,  plus  (B)  interest, computed  at  the  rates
determined pursuant to Code Section 6621, on the total amount of the tax refund and refund interest received from the date of receipt of the refund to the date of payment to DARDEN; (2) to the extent the reduction of tax liability results in a credit against tax that would otherwise be due,  interest  shall  be  paid, at  the  rates  determined
pursuant   to  Code  Section  6621,  from  the   due   date
(determined without extension) of the return for the taxable period in which the Carryback Item shall have arisen to the date of payment to DARDEN.
          (b)  Notwithstanding the foregoing, DARDEN agrees
to elect affirmatively (under Code Section 172(b)(3)) to relinquish the carryback of a net operating loss to a prior taxable year of the GMI Affiliated Group, in which event no payment shall be due from GMI on account of such net operating loss; DARDEN may, however, request in writing the
permission  of GMI not to make such an election.   If  such
written  request for permission is made by DARDEN, it  must
be made no later than ninety (90) days prior to the expiration of the applicable statute of limitation and GMI shall  respond within fifteen (15) days of the  receipt  of
such request, but such permission may be denied by GMI  for
any reason that is not arbitrary and capricious..
     4.   Tax Return Preparation.
          (a) The parties acknowledge that the income and franchise tax returns of the members of GMI Affiliated Group for fiscal 1995, which is the responsibility of GMI as provided for in the Pre-Distribution Tax Liability, have not yet
been  prepared.   The Restaurant Group  shall  prepare  and
submit to GMI annual accounting reports (AARs), tax data schedules, and other information as may be required for the preparation of income and franchise tax returns for the Restaurant Group for the applicable fiscal 1995 periods ending on or prior to the Distribution Date. Such reports and  schedules shall be prepared on a basis consistent with
those   prepared  for  prior  taxable  periods  with  usual
accruals of income and deduction and shall be submitted  to
GMI no later than July 1, 1995 (except that book AARs shall
be submitted by June 19, 1995) or such other date as agreed
to between GMI and DARDEN.  After the Distribution Date and
for  as  long thereafter as is appropriate, the  Restaurant
Group shall, to the extent that it does not interrupt normal business activity, cooperate fully with GMI and shall make available to GMI, at the request of GMI and during normal business hours, the personnel and information necessary to complete such reports and schedules as well as any  and all tax returns that members of the GMI Group  and
the Restaurant Group may be required to file after the Distribution Date. GMI shall consult with such persons as to the manner of the inclusion of the items of income and deduction of members of the Restaurant Group in such reports and schedules and in the returns of the GMI Affiliated Group for the applicable periods of fiscal 1995. However all final decisions with respect to the inclusion of  such items in the fiscal 1995 returns shall be made  by
GMI.
          (b)   The  Restaurant Group acknowledges that GMI,
as the common parent under Treas. Reg. section 1.1502-77(a), may generally act as the agent for the Restaurant Group for all taxable periods ending on or before the Distribution Date, and  agrees to enter into any election or consent requested
by GMI with respect to such taxable periods. GMI agrees, however, that, at the request of DARDEN, the consolidated federal income tax returns filed by the GMI Affiliated
Group for fiscal 1995 shall include, with respect to members of the Restaurant Group designated by DARDEN, any
elections    as    DARDEN    may    reasonably     request.
Notwithstanding the foregoing, any such election  need  not
be  made  if,  in GMI's good faith judgment,  the  election
would adversely affect the GMI Group.  Furthermore, GMI may
make  any such elections even if not requested to do so  by
DARDEN.
          (c)   GMI shall have the exclusive right to amend
tax  returns filed by or on behalf of members  of  the  GMI
Group   and  the  Restaurant  Group  in  respect  of   Pre-
Distribution Tax Liability or otherwise to adjust the Pre-Distribution Tax Liability. The Restaurant Group will cooperate in the filing and submission of any amended return or other data requested by GMI.
     5.   Liability  for  Foreign Income  Taxes  and  Other
          Taxes.
          (a) The liability for all Foreign Income Taxes assessed or to be assessed against any member, subsidiary, or affiliate of the GMI Group or the Restaurant Group, including any partnership in which such member, subsidiary, or  affiliate has an ownership interest, shall be the  sole
liability   of  such  member,  subsidiary,  or   affiliate.
Notwithstanding anything to the contrary in this Agreement,
GMI  shall pay any and all Foreign Income Taxes imposed for
any  taxable  period on any member or Foreign Affiliate  of
the Restaurant Group, arising as a consequence of the distribution or the transfer by any such member or Foreign Affiliate of assets, or the assumption of liabilities, in anticipation of the Distribution. For example, and not by way of limitation:
               (1)   GMI  and  General Mills  Canada,  Inc.
shall  be  liable  for all of their Foreign  Income  Taxes,
including,   with  respect  to  the  transfers   of   their
restaurant businesses to members or a Foreign Affiliate  of
the Restaurant Group, (A) all Foreign Income Taxes arising before the Distribution Date, and (B) all Foreign Income
Taxes  arising  as  a  consequence of the  transfers.   The
transferee members and each Foreign Affiliate of the Restaurant Group, in turn, shall be liable for all of their Foreign Income Taxes, including all Foreign Income Taxes arising in connection with the continued operation of the transferred restaurant businesses, after the Distribution
Date.
          (b)  The liability for all Other Taxes, including
those  assessed  or to be assessed, arising  in  connection
with   the  restaurant  business  conducted  or  previously
conducted  by any member, subsidiary, or affiliate  of  the
GMI   Group   or   the  Restaurant  Group,  including   any
partnership in which such member, subsidiary, or  affiliate
has an ownership interest, shall be the sole responsibility
of the Restaurant Group except as otherwise provided for in
(1) or (2) below.
               (1)    GMI,  and  not  any  member  of   the
Restaurant Group or Restaurant Affiliated Group, shall be entitled to deduct all amounts applicable to the exercise of any GMI stock options by any Restaurant Affiliated Group employee that are outstanding after the Distribution Date;
and the Restaurant Group shall reimburse GMI for the employer's portion of any employment taxes that GMI must pay as a result of the exercise of such GMI stock options. Reimbursement under this Subsection, together with related interest computed in accordance with the principles of
Section 3(a) of this Agreement, shall be paid within thirty
(30) days of the request for reimbursement by GMI.
               (2)    The  Restaurant  Group  assumes   all
liability   for  any  employment  taxes,  including   those
assessed or to be assessed, with respect to unreported  tip
income.    In   recognition  of  the   Restaurant   Group's
assumption of liability, if any, for such taxes, GMI and DARDEN agree that a portion of the accrual for such liability for periods prior to the Distribution Date in the amount of Ten Million and no/100 dollars ($10,000,000.00)
shall be transferred from the GMI balance sheet to the DARDEN balance sheet immediately prior to the Distribution
Date.   In the event the Internal Revenue Service does  not
offer the Tip Reporting Alternative Contract (`TRAC") or a substantially similar agreement to either the Restaurant
Group  individually  or the restaurant industry  generally,
any liability for employment taxes on unreported tip income
for  periods prior to the Distribution Date shall be shared
by GMI and DARDEN as follows:
                     (i)   DARDEN shall be liable  for  the
first  Ten  Million and no/100 dollars ($10,000,000.00)  of
any  such liability commencing first with the liability for
the earliest period to which such liability, or any portion thereof, is attributable and for all subsequent periods in chronological order;
                    (ii) GMI and DARDEN shall share equally
any such liability in excess of Ten Million and no/100 dollars ($10,000,000.00) provided, however, that GMI shall not  be  liable for any portion of any assessment  received
more than five (5) years after the Distribution Date; and
                     (iii)      DARDEN shall reimburse  GMI
for  any portion of such liability, which was paid by  GMI,
that the Restaurant Group receives, or could have received,
and used as a credit against the Restaurant Group's Federal
income    tax   liability,   or   any   portion    thereof.
Reimbursement under this Subsection, together with related interest computed in accordance with the principles of
Section 3(a) of this Agreement, shall be paid within thirty
(30)  days  of  the date the Federal Income Tax  Return  is
filed or could have been filed by the Restaurant Group.
               (3)   As  transferee of the  assets  of  the
General  Mills  Restaurant  Division  (the  "Division")  of
General  Mills  Canada, Inc., GMRI Canada, Inc.  (or  other
newly organized direct or indirect subsidiary of DARDEN, as
the  case  may  be to which the Division assets  are  sold)
shall be liable for or reimburse to GMI all Other Taxes arising in connection with the operation of the transferred restaurant businesses, including i)any under-accrual by the Division of such Other Taxes arising in connection with the operation of the Division prior to the transfer of the assets and ii)the pro-rata portion of such Other Taxes, if any,  for  which  the obligation of the Division  does  not
cease upon transfer of the assets.  GMI shall be liable for
or reimburse any i)over accrual of such Other Taxes arising
in  connection with the obligation of the Division prior to
the transfer of the assets and ii)Other Taxes arising as a consequence of such transfer, and that would not have been paid but for such transfer, (other than any such taxes arising solely as a result of DARDEN's failure to comply with Section 6(f) of this Agreement and the employer's portion of employment taxes paid by any member of the Restaurant Group as a result of the exercise of DARDEN options arising as a consequence of the Distribution Agreement by any Restaurant Affiliated Group employee).
GMRI Canada, Inc. shall be responsible for filing the final returns regarding the Other Taxes which cease upon the transfer of assets. Reimbursement under this Subsection, together with related interest computed in accordance with the principles of Section 3(a) of this Agreement, shall  be
paid   within   thirty  (30)  days  of  the   request   for
reimbursement by the requesting party.
    (c) Notwithstanding Sections 5(a) and 5(b) above, if an adjustment is made by any jurisdiction to the amount of Foreign Income Taxes, Other Taxes or any liability, related to  the  deduction applicable to the exercise  of  any  GMI
stock option as provided in subsection (b)(1) of this section, owed by any member, subsidiary, or affiliate of the Restaurant Group or the GMI Group or any partnership in
which such member, subsidiary or affiliate has an ownership interest, and such adjustment, in turn, results in a tax benefit or detriment to a member, subsidiary, or affiliate of the other group, then the group whose tax liability is reduced shall pay to the other group an amount equal to the amount that such Group's tax liability has increase as a result of the adjustment. DARDEN and GMI shall cooperate fully with each other in obtaining any such reduction in taxes, but any expenses in connection with obtaining such reduction shall be borne by the party who will receive payment on account of the reduction and offset against such
payment.   In  lieu of such cooperation, either  party  may
elect to pay the amount otherwise required by this Section, calculated as the difference between the tax liability of
the   group  without  the  adjustments  resulting  in   the
detriment  and  the  tax liability of the  group  with  the
adjustment  resulting  in  the  detriment.   Such  payment,
together with related interest computed in accordance  with
the principles of Section 3(a) of this Agreement, shall  be
paid  within  sixty  (60) days after a Final  Determination
with respect to the taxable year for which the tax liability was reduced; except that, in those instances in which the reduction in tax liability shall result in a refund, such payment shall be due no later than ten (10)
days after the receipt of the refund or the date the calculation, required to be made in lieu of cooperation, is agreed to by both parties.
     6.   Covenants  of DARDEN and GMI Relating to  Actions
          After the Distribution Date.
          (a)  GMI and DARDEN shall keep each other advised
from time to time as to the status of all amended tax returns and the status  of  all tax audits and litigation relating
to any adjustment to the Pre-Distribution Tax Liability or Other Taxes that has an effect on the other, including any adjustments to income, gains, deductions, losses, credits, or  allowances, of the Restaurant Group.  Without  limiting
the foregoing, GMI and DARDEN, as the case may be, shall promptly furnish to the other, upon receipt, a copy of any revenue agent's report or similar report, or notice of deficiency received by any member of the GMI Group or by any member of the Restaurant Group, as the case may be, relating to an adjustment to the Pre-Distribution Tax Liability or Other Taxes that affects the other.
          (b)   GMI  shall advise and consult  with  DARDEN
with  respect to any proposed tax adjustments  relating  to
the GMI Affiliated Group that are the subject of an Internal Revenue Service audit or investigation, or are the subject of litigation, which may affect any tax attribute
of   any   member  of  the  Restaurant  Group   after   the
Distribution Date (including, but not limited to, the basis
in an asset or the amount of earnings and profits). Notwithstanding the foregoing, GMI shall have the sole right  as to any decision concerning any such proposed  tax
adjustments.
          (c)    GMI   and  DARDEN  agree  to  retain   the
appropriate records for all taxable periods to which this Agreement relates until there is a Final Determination with respect to their respective tax liabilities for all taxable periods ending on or before May 28, 1995, or such later date as either party may reasonably request.
          (d)   Each  party shall fully cooperate with the
other, at its own expense, in the conduct of any tax audit by making personnel and records available promptly (i.e. within
thirty  (30)  days),  or  such  other  period  as  may   be
reasonable  under the circumstances, after  a  request  for
such  personnel  or records is made by the IRS,  comparable
tax authority under the laws of other jurisdictions, or the
other party.
          (e)   DARDEN shall, and cause each member of  the
Restaurant   Affiliated  Group   to,   comply   with   each
representation and statement made, or to be made, in connection with any opinion of counsel obtained, or to be
obtained,   by   GMI  with  respect  to   any   transaction
contemplated by this Agreement. Neither DARDEN nor any member of the Restaurant Affiliated Group shall for a period of three years following the Distribution Date engage in any of the following transactions, unless, in the sole discretion of GMI, either (1) GMI gives it's written consent to the transaction, (2) an opinion in form and substance satisfactory to GMI is obtained from counsel to DARDEN, the selection of which counsel is agreed to by GMI or (3) a ruling is obtained from the Internal Revenue Service, in the case of (2) or (3) to the effect that such transaction would not adversely affect the tax consequences
of    the   contributions,   transfers,   assumptions   and
distributions  described in the Distribution Agreement,  to
(1) GMI or any member of the GMI Affiliated Group, (2) DARDEN or any member of the Restaurant Affiliated Group, or
(3) the GMI shareholders. The transactions subject to this provision are: (I) making a material disposition (including
transfers  from  one  member  to  another  member  of   the
Restaurant Affiliated Group), by means of a sale or exchange of assets or capital stock, a distribution to shareholders, or otherwise, of any of its assets (other
than   transactions   contemplated  by   the   Distribution
Agreement) except in the ordinary course of business;  (ii)
repurchasing   any  DARDEN  capital  stock,   unless   such
repurchase satisfies the requirements of Section 4.052 of Revenue Procedure 86-41, as modified by Revenue Procedure 91-63; (iii) issuing any DARDEN capital stock that in the aggregate exceeds ten percent (10%) of the issued and outstanding stock of DARDEN immediately following the Distribution Date; (iv) liquidating or merging with any other corporation (including a member of the Restaurant Affiliated Group); or (v) ceasing to engage in the active conduct of a trade or business within the meaning of Code
Section 355(b)(2). DARDEN hereby represents that neither DARDEN nor any member of the Restaurant Affiliated Group
has   any  present  intention  to  undertake  any  of   the
transactions  set forth in (i), (ii), (iii),  (iv)  or  (v)
above.   In the event that DARDEN breaches or violates  any
covenant   made  in  this  subsection  (e),  DARDEN   shall
indemnify and holdharmless all shareholders of DARDEN as of
the Record Date against and in respect of any and all costs, expenses, deficiencies, litigation, proceedings, taxes, levies, assessments, attorney's fees, damages or judgments of any kind or nature whatsoever, related to, arising from, or associated with such breach or violation.
          (f)   DARDEN shall file an election under Section
167  of  the Excise Tax Act (Canada) along with  its  first
Goods and Services Tax Return and any similar elections available under any provincial law which provides that the sale  and  purchase of the Canadian restaurant business  to
GMRI Canada, Inc. is exempt from Canadian transfer taxes.
     7.   Tax  Examinations and Amended Returns Subsequent
to Closing.
          GMI shall have the exclusive and sole right and responsibility to handle any audits involving the Pre-Distribution Tax Liability. However, GMI agrees to consult with DARDEN, as GMI deems appropriate, and DARDEN agrees to cooperate with GMI in the negotiation and settlement of any adjustment arising solely from any audit or the filing of any  amended  return  related to the  Pre-Distribution  Tax
Liability,   including  adjustments   to   income,   gains,
deductions,   losses,  credits,  or  allowances,   of   the
Restaurant  Group as the consequence of  (1)  an  audit  or
other action by any tax authority or (2) the filing by  GMI
of   any   amended   tax  return.   Such  negotiation   and
settlements,   however,  shall  be  solely   within   GMI's
discretion.
       If,  solely as a consequence of an audit of any tax
return or the filing of an amended tax return or otherwise, there is any adjustment to the Pre-Distribution Tax Liability, which is subject to this Section 7, of a member of the Restaurant Group as initially reported ("Adjustment"), any such Adjustment shall initially inure to the benefit or detriment of GMI. However, where such Adjustment results in a tax benefit or detriment to a member, subsidiary, or affiliate of the Restaurant Group (because such adjustment involves a timing item, a deduction of state or local income taxes, or otherwise), such member, subsidiary, or affiliate, shall pay to GMI (or be paid by GMI) an amount equal to the tax benefit (or detriment) ultimately realized
by the member, subsidiary, or affiliate, together with related interest computed in accordance with the principles of Section 3(a) of this Agreement. DARDEN and GMI shall cooperate fully in obtaining any such benefit but any expenses, other than internal expenses, in connection with obtaining such benefit shall be borne by the party who will receive payment on account of the benefit. The party who will receive payment on account of the benefit may, after consultation with the other party, instruct the other party not to proceed in obtaining the benefit, in which event no payment shall be due under this Section. In lieu of such cooperation, where the party entitled to such benefit requests the other party to proceed, the party not entitled to  the  benefit may elect to make such Adjustment and  pay
the party entitled to the benefit the amount otherwise required by this Section, calculated as the difference between the tax liability without the adjustment resulting in such benefit and the tax liability with the adjustment resulting in such benefit.
     8.   Correlative Adjustments.
          Any payment, pursuant to Section 2 or Section 7
hereof, by a member of the Restaurant Group to GMI (or payment by GMI to a member of the Restaurant Group) shall be made within ninety (90) days after the earlier of (a) the filing of the
GMI consolidated federal income tax return or (b) after the
later of a Final Determination (1) with respect to the taxable period in which the Adjustments or Adjustment, as the case may be, shall have arisen, (2) with respect to the taxable year for which the tax liability of the member of
the   Restaurant  Group  was  reduced  (increased)  by  the
Adjustments or Adjustment, as the case may be; except that,
in  those  instances in which the party making the  payment
shall receive a refund, such payment shall be due not later
than  thirty (30) days after the receipt of the refund,  or
(3)  date  the parties agree upon the calculation, required
in  lieu of cooperation, in Section 7 hereof.  In addition,
in  the case of a refund or the crediting of an overpayment
as agreed to between GMI and DARDEN at the time of filing a
return,   related  to  a  Pre-Distribution  Tax   Liability
received or used by a member of the Restaurant Group, of an amount paid prior to, as of or after the Distribution Date, the payment due GMI shall be due not later than thirty (30)
days  after  the receipt of the refund or the crediting  of
such overpayment by a member of the Restaurant Group.
     9.   Liability.
          GMI  agrees that it shall have liability for  all
tax  liabilities and indemnity obligations of the GMI Group
and  each member, subsidiary, or affiliate of the GMI Group
as provided for in this Agreement.  Any reference to GMI in
this Agreement shall subject GMI to full, direct and primary liability for any sum owing by GMI or a member, subsidiary, or affiliate of the GMI Group. GMI agrees that it shall cause each member, subsidiary, or affiliate of the
GMI Group to comply fully with the terms of this Agreement.
          DARDEN  agrees  that it shall have liability  for
all tax liabilities and indemnity obligations of the Restaurant Group and each member, subsidiary, or affiliate of  the Restaurant Group as provided for in this Agreement.
Any reference to DARDEN in this Agreement shall subject DARDEN to full, direct and primary liability for any sum owing  by  DARDEN or a member, subsidiary, or affiliate  of
the  Restaurant Group.  DARDEN agrees that it  shall  cause
each  member,  subsidiary, or affiliate of  the  Restaurant
Group to comply fully with the terms of this Agreement.
     10.  Payments.
          All  payments to be made hereunder shall be  made
in immediately available funds and shall be made payable as directed by the recipient. All payments by GMI shall be treated as increases to or reductions of, as the case may be,  the Pre-Distribution capital contribution from GMI  to
DARDEN.   All  payments  by  DARDEN  shall  be  treated  as
increases to or reductions of, as the case may be, the dividend from DARDEN to GMI. In the event such payments
are   not  treated  as  increases  or  reductions  in  Pre-
Distribution capital contribution or dividends, GMI or DARDEN, as the case may be, shall pay a gross-up amount to the other party
     11.  Reporting.
          GMI  and DARDEN shall upon  request provide  each
other  with copies of actual returns (or pro forma  returns
if  actual returns do not exist), for the three (3) taxable
years  ending on or before the Distribution Date,  relating
to  all  Federal,  state and local income taxes,  franchise
taxes,  Foreign  Income  Taxes  and  Other  Taxes  of   the
restaurant business which heretofore has been conducted by members of the GMI Affiliated Group and their foreign affiliates within the meaning of Code Section 1504(a).
     12.  Certification of Compliance.
          GMI  and DARDEN agree that the Vice President  of
Taxes  of  each shall annually prepare and furnish  to  the
other a certificate, in respect of all open taxable periods ending on or before the date of each anniversary of this Agreement, acknowledging that they have reviewed the terms and provisions of this Agreement and that, after due inquiry, to the best of their knowledge, information and belief, except as otherwise noted in said certificate, all
material   disclosures   and/or   undertakings   reasonably
required  by  this Agreement have been made and/or  carried
out by or for the party on whose behalf such certificate is
made.
     13.  Notices.
          Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be delivered personally or by express carrier,
or sent by certified mail, return receipt requested or postage prepaid, to the parties at the following addresses
(or  at such other address as a party may specify by notice
to the other party):
          If to GMI, to:
               General Mills, Inc.
               Number One General Mills Boulevard.
               Minneapolis, MN 55426
               Attention:  General Counsel

          If to DARDEN, to:
               Darden Restaurants, Inc.
               5900 Lake Ellenor Drive
               Orlando, Florida 32809
               Attention:  General Counsel

     14.   Governing Law and Interpretation.
           This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.
     15.   Arbitration.
           (a) Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association
(the "AAA") as such rules may be modified herein.
           (b) An award rendered in connection with an arbitration pursuant to this Section shall, absent manifest error, be final and binding and judgment upon such an award
may  be  entered  and  enforced in any court  of  competent
jurisdiction.
           (c) The forum for arbitration under this Section
shall be as agreed upon by the parties or, failing such agreement, Minneapolis, Minnesota.
           (d)  Arbitration under this Section shall be
conducted by a single  arbitrator selected jointly by GMI and
DARDEN.   If GMI  and DARDEN are unable to agree on a single
arbitrator, within thirty (30) days after a demand for arbitration is made three arbitrators shall be appointed.
GMI and DARDEN shall  each select one arbitrator and those
two arbitrators shall then select a third neutral arbitrator within thirty (30) days. In connection with the selection of the third arbitrator, consideration shall be given to familiarity with tax matters and experience in dispute resolution between parties, as a judge or otherwise.
If the arbitrators selected by GMI and DARDEN cannot agree on the third arbitrator, they shall discuss the qualifications of such  third  arbitrator with the AAA prior to selection  of
such  arbitrator,  which selection shall be  in  accordance
with the Commercial Arbitration Rules of AAA.
          (e) If an arbitrator cannot continue to serve, a successor to an arbitrator selected by GMI or DARDEN shall be also selected by the same party, and a successor to the neutral arbitrator shall be selected as specified in subsection (d) of this Section. A full rehearing will be held  only if the neutral arbitrator is unable to  continue
to  serve or if the remaining arbitrators unanimously agree
that such a rehearing is appropriate.
          (f) The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of
the  Federal Rules of Civil Procedure.  Any discovery shall
be   limited  to  information  directly  relevant  to   the
controversy or claim in arbitration.
     16.  Counterparts.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     17.  Assignments.
          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                              GENERAL MILLS, INC.

                              By: /s/ S. J. Navin
                              S. J. Navin
(Corporate Seal)
Attest:
/s/ B. L. Rosenberg

                              DARDEN RESTAURANTS, INC.

                              By:  /s/ C. L. Whitehll

(Corporate Seal)
Attest:
/s/ J. D. Smith